UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO.1

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SPECIFICITY, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

7311
(Primary Standard Industrial Classification Code Number)

85-4017786
(I.R.S. Employer Identification Number)

410 S. Ware Blvd., Suite 508 Tampa, FL 33619 (813) 364-4744
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
West Coast Stock Transfer 721 N Vulcan Ave, #205 Encinitas, CA 9024 619-664-4780
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act

Large accelerated filer ☐	Accelerated filer	☐
Non-accelerated filer ☒	Smaller reporting company	☒
(Do not check if a smaller reporting company)	Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

COPIES OF COMMUNICATIONS TO:

William R. Eilers, Esq.

Smith Eilers, PLLC.

149 S. Lexington Ave.

Asheville, NC 28801

Subject to completion, dated [MONTH] ___, [YEAR]

EXPLANATORY NOTE

This Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No.333-276873) (the “Registration Statement”) of Specificity, Inc. (the “Company”), as originally filed with the Securities and Exchange Commission (the “SEC”) on February 5, 2024, is being filed pursuant to the undertakings in Item 11(l)-(n) of the Registration Statement to update Executive Compensation and Corporate Governance, Security Ownership of Certain Beneficial Owners and Management, and Certain Relationships and Related Transactions to reflect current information as of December 31, 2023 or a more current date if applicable. Additionally, this Pre-Effective Amendment No.1 includes a current-dated Exhibit 23.1, Consent of Independent Registered Public Accounting Firm, regarding the inclusion of the audited financial statements and notes for the years ended December 31, 2022, and December 31, 2021.

The information included in this filing amends this Registration Statement and the prospectus contained therein. No additional shares are being registered pursuant to this Pre-Effective Amendment No. 1, and the Company does not anticipate any additional applicable registration fees pursuant to the filing of this Pre-Effective Amendment No.1.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SPECIFICITY, INC.

410 S. Ware Blvd., Suite 508

Tampa, FL 33619

(813) 364-4744

Consisting of 2,000,000 shares common stock

This prospectus relates to the offer and resale a total of 2,000,000 shares of the common stock of Specificity, Inc. (the “Company”), par value $0.001 per share (the “Shares”) by ClearThink Capital Partners LLC (“ClearThink” or the “Selling Security Holder”) pursuant to the Strata Purchase Agreement dated December 4, 2023 (the “Strata Purchase Agreement” or “SPA”). If issued presently, the 2,000,000 shares of common stock registered for resale by ClearThink would represent approximately 17.57% of our issued and outstanding shares of common stock as of January 8, 2024. ClearThink may sell all or a portion of the Shares at fixed prices, at prevailing market prices at the time of sale, at varying prices, or at negotiated prices.

We will not receive any proceeds from the sales of the Shares by ClearThink. However, we will receive proceeds from our initial sale of the Shares to ClearThink pursuant to the Strata Purchase Agreement. Subject to the terms of the Strata Purchase Agreement, we have the right to “put” or sell, up to $5,000,000 worth of shares of our common stock to ClearThink. Throughout the term of the SPA, we may issue to ClearThink put notices for up to the lesser of $1,000,000 or 500% of the daily average shares traded value for the 10 days prior to the date of the put notice (the “Put Amount”). We will pay for the expenses of this offering, except that ClearThink will pay any broker discounts or commissions or equivalent expenses applicable to the sale of their shares.

ClearThink is an underwriter within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), in connection with the resale of the Shares.

Our independent registered public accountant has issued an audit opinion for Specificity, which includes a statement expressing substantial doubt as to our ability to continue as a going concern. Accordingly, any investment in the shares offered hereby involves a high degree of risk and you should only purchase shares if you can afford a loss of your entire investment.

Our Chief Executive Officer, Jason Wood, holds 1,000,000 shares of Series A Preferred Stock, which, collectively and in their entirety, have voting rights equal to exactly eighty (80%) of all voting rights available at the time of any vote, including Series A Preferred voting right. As a result, Mr. Wood has over 92% voting rights on all matters presented to shareholders, limiting shareholders’ ability to affect decision making if the Offering is fully subscribed. In addition, we have 260,000 shares of Series B Preferred Stock that have no voting rights, but that do convert into 10% of the issued and outstanding common stock.

Our Common Stock is currently listed on OTCMarkets as an OTCQB member since March 2022 with the trading symbol “SPTY.”

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ THIS ENTIRE PROSPECTUS, INCLUDING THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 6 HEREOF BEFORE BUYING ANY SHARES OF SPECIFICITY, INC.’S COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is [MONTH] ____, [YEAR]

-i-

You should rely only on the information contained or incorporated by reference to this prospectus in deciding whether to purchase our Common Stock. We have not authorized anyone to provide you with information different from that contained in this prospectus. Under no circumstances should the delivery to you of this prospectus or any sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus. To the extent that any facts or events arising after the date of this prospectus, individually or in the aggregate, represent a fundamental change in the information presented in this prospectus, this prospectus will be updated to the extent required by law.

PROSPECTUS SUMMARY

The following summary highlights material information contained in this prospectus. This summary does not contain all of the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the risk factors section, the financial statements, and the notes to the financial statements. You should also review the other available information referred to in the section entitled “Where You Can Find More Information” in this prospectus and any amendment or supplement hereto.

Company Overview

Specificity, Inc. (“Specificity” or the “Company”) was incorporated in the State of Nevada on November 25, 2020.

The Problem We Endeavor to Solve

At our core, we are a digital marketing firm. However, through our diversified holdings, we provide various solutions that combine our marketing expertise to provide support for other segments of our portfolio. Ultimately, Specificity is a tech incubator. We identify technology-based marketing solution entities, take an equity share position in return for utilizing our internal resources to complete the buildout of these technology-based solutions. Specificity then uses our marketing prowess to draw clients to these businesses. We have the internal personnel to complete these projects and the marketing capability to deliver lower advertising costs with high conversion campaigns to launch these companies into success.

Currently, our operations are focused on 4 lines of business.

SPECIFICITY is a full-service digital marketing firm that delivers cutting-edge marketing solutions to business-to-business clients as well as business to consumer clients and currently generates all of our revenue. We’ve gone to painstaking lengths to develop tools that allow us to identify and market to people who are actively in the buying cycle. We take advantage of the real-time messaging opportunities digital marketing offers to give small and medium-sized businesses a fair chance at online traffic.

BULLSEYE will help businesses revolutionize their direct mail marketing initiatives. With Bullseye, by combining our digital approach along with traditional print marketing, clients can send direct mail to targeted people who are visiting the competition and searching for their products online. In short, we will use behavior to identify and market to people who are already in the buying cycle, increasing conversions and driving sales. BULLSEYE has no remaining build-out and awaits capital to support marketing activities.

THRU THE FUNNEL is a sales engagement platform designed to create qualified leads that help client’s sales reps do what they were hired to do: Sell! Our platform targets, engages, illuminates, and connects interested prospects with our client’s sales team, all in real time. THRU THE FUNNEL development is 60% complete and awaits capital to support marketing activities.

PICK POCKET is a do-it-yourself digital marketing platform for smaller business owners. We will use behavior-based device ID technology to help clients discover their ideal customers and market directly to their mobile devices. With no contracts, middlemen, or hidden fees, Pick Pocket lets clients control their digital marketing without worrying about agency markups making Fortune 1000 marketing capabilities available to companies with $500 thousand to $5 million in sales. The PICK POCKET build-out is complete and awaits capital to support marketing activities.

BULLSEYE, THRU THE FUNNEL and PICK POCKET illuminate our ability to identify smart technology to undertake and support our incubation model as we build out new, innovative ideas.

In addition to Device ID extraction and programmatic display, Specificity offers a whole host of marketing services including:

•         Email Marketing

•         Automated Marketing

•         Retargeting Marketing

•         Content Marketing

•         Social Media Content Creation

•         Digital Production Marketing

•         Creating Brand Standards

•         Logo Creation

•         Website Creation

•         Brochure Creation

•         Print Marketing

•         Targeted Print Campaigns

•         Google and Bing Display Ads

•         Google and Bing Pay per Click Campaigns

•         Google Local Service Ads

•         Text (SMS) Campaigns

•         Search Engine Optimization

•         Blog Creation

•         Voice Marketing

•         Radio Commercial Creation

•         Influencer Marketing Collaboration

•         Proximity Marketing

Strategic Vision

Specificity, Inc. is a technology company with 2 core missions:

1)	First, we endeavor to deliver the latest digital marketing technology to companies of all sizes making them nationally, regionally, and locally competitive. In this capacity, we come to the table already vertically integrated and capable of executing any size campaign flawlessly.

2)	Secondarily, Specificity is a tech incubator. We identify technology-based marketing solutions, take an equity share position in return for utilizing our internal resources to complete the buildout of technology-based solutions, and then using our marketing prowess to draw clients to these businesses. We have the internal personnel to successfully complete these projects and our marketing capabilities will deliver lower advertising costs to launch new projects making growth faster to attain.

Digital Marketing

As a digital marketing agency, Specificity is an early adopter of innovative digital marketing tools. Our team keeps our clients ahead of the technology curve instead of chasing it. Our ability to identify audiences in granular ways other tech companies have given up on, positions us well to deliver better results at lower costs. By delivering ads to more targeted audiences, our clients enjoy the benefit of focusing 100% of their digital spending on audiences that make sense for their products and services. While the large social media/tech companies are eliminating or limiting access to targeting tools, we continue to add better targeting tools all the time.

As digital marketing continues to evolve, Specificity finds itself with an incredibly unique opportunity. While the large tech companies and social media firms are removing targeting mechanisms from their platforms, businesses are waking up to the fact that more targeted audiences lower their CPA (cost per acquisition) and dramatically improve their ROI. As each day goes by, business owners have learned that the less targeted their campaigns are the more money and time they waste. Reaching the audiences they were easily able to reach just a few years back is made more expensive with the removal of targeting mechanisms. It is all done in the name of political correctness, but it is obvious to most, that their true motivation is to drive ad spend up to drive revenue for themselves.

All of these events put Specificity in a great position to acquire new clients in mass. Our capital raise will in large part be used to grow our sales team in two regions initially and then expand quickly thereafter. The two regions we are starting with are the Tampa and New England markets and will be targeting clients with revenues between$5,000,000 and $25,000,000. The revenue target speaks to both retainer and retention. We know that clients with this type of revenue typically have internal marketing teams that are more suited to understanding analytics and can more easily track results. When this is the case, these clients stay longer and are more active in running the campaign making it far easier to produce new creative and get it approved more quickly, a critical component for campaign optimization.

We also know that clients with these revenues spend on average $5,100 per month. This is important because this retainer level ensures profitability after accounting for sales expenses and the overhead required to execute a campaign. While Specificity welcomes smaller businesses as well as larger businesses, targeting these size companies through our sales efforts will ensure both long-term retention and profitability. Both Tampa and the New England region have a plethora of companies that fall into this category. Tampa has 9,991 companies with annual revenue between 5 and 25 million. (insert breakdown provided here for Tampa as well as New England here) The New England market boasts far more in our targeted range.

In addition to being home to many companies we seek to engage, there is another reason these two regions were selected. Kevin Frisbie is an investor in Specificity and possesses a long track record for running highly productive sales teams. He will be recruiting, training, and managing the sales team in the New England market and clearly has a vested interest in its’ success. Our CEO, Jason Wood, similarly possesses a long track record for managing sales teams and will be recruiting, training, and managing the team in the Tampa market. Between the two of these seasoned pros, growing their respective markets should be accomplished in the timeline provided in the projections.

While we project strong revenue growth in 2022, our other mission is to build out internal capacity to facilitate growth. A portion of our capital raise will go towards that end. Having a well-trained staff in place will not only allow for the expeditious on-boarding of new clients but will also go a long way in retaining clients we bring on. Strong client retention is foundational to long-term success in our business. We have already automated much of what we do so the length of time required to properly train people is drastically reduced.

Tech Incubator

In the digital marketing space, there are numerous opportunities for project completion. Men and women across the country have great ideas but not the resources to finish their projects. Our model is simple, once we identify these opportunities, we will negotiate an equity share position in return for using our resources to complete the buildout. These resources include our website design team, programmers, graphic designers, digital marketers, and management.

Due to the nature of what we do, we welcome these projects with both the ability to help complete them and the ability to market them. We can identify the audience most likely to use them and then aggressively advertise to that audience. Our goal in doing so is to spin them off into their own company and then take our profit when the time is right.

PickPocket

This model is being proven now. Specificity acquired, then completed a digital marketing platform called PickPocket. It offers its users location-based device ID extraction in a self-serve platform wherein users can define the parameters of their own campaign. It aims to compete with the marketing mechanisms in social media companies. Just as they are removing targeting capabilities, PickPocket will hit the market offering very granular targeting. Users on PickPocket are in total control of their campaign and can dictate spend level, locations to target, and the duration of the campaign. Forty-eight hours after the campaign is complete, PickPocket clients get an email containing detailed analytics, including foot traffic attribution reporting. This reporting tells the client how many people physically visited their location out of all the device IDs that were marketed to during the campaign. The report also contains tracking for impressions, clicks, form fills, and ecommerce conversions where appropriate. We have launched PickPocket and will be fully capitalizing the marketing through fiscal year 2023.

The Investor Center

Another project we have brought in-house is the Investor Center. This is an online portal allowing investors to completely customize their own user experience. They can choose what news feeds to populate on their home screen, which stocks to follow, what industries to track, which OTC companies to follow, which companies seeking private investment to keep track of and much, much more. This service is subscription based.

In addition to providing users with a customized experience, The Investor Center brings together companies seeking investment with brokers, investors, and private equity firms. Paid advertising on the platform is available for companies seeking to garner investor attention or for brokers seeking to offer their services to investors. There are many revenue streams available, and our sales team will investigate every available opportunity.

Currently, we have completed the website buildout with full functionality and will be launching very soon. The future goal for the investor center is to utilize a full stack developer to turn this into a native app for iPhone and Android.

Summary

Specificity brings to the digital marketing landscape a set of tools, technologies, and the talent to execute high level, hyper targeted marketing campaigns that deliver real results. These campaigns are trackable, the results are quantifiable, and we prove the ROI on every campaign. Our timing could not be better given the total paradigm shift from the tech giants.

Our ability to identify technologies that are conducive to these ends has been proven as we launch PickPocket and The Investor Center. We continue to seek out innovative ideas that need help being completed and that will benefit from our marketing skills. As we do, we not only launch these great new ideas, but we add them to arsenal of Specificity marketing solutions adding further separation between us and our competition.

To reach our goals within our projections, we do not require massive amounts of funding. Our modest capital raise amount will be more than enough to facilitate the buildout we need to take off.

The Company is currently listed on OTCMarkets on the OTCQB exchange since March 2022, with the trading symbol “SPTY.”

We are currently a development stage company and to date we have produced limited revenues, operating at a net loss for the year ended December 31, 2022. Accordingly, our independent registered public accountants have issued a comment regarding our ability to continue as a going concern (please refer to the footnotes to the financial statements). Until such time that we are able to establish a consistent flow of revenues from our operations which is sufficient to sustain our operating needs, management intends to rely primarily upon debt financing to supplement cash flows, if any, generated by our services. We will seek out such financing as necessary to allow the Company to continue to grow our business operations, and to cover such cost, excluding professional fees, associated with being a reporting Company with the Securities and Exchange Commission (“SEC”); we estimate such costs to be approximately $100,000 for 12 months following this Offering.

Upon obtaining effectiveness, we will conduct the Offering contemplated hereby, and anticipate raising sufficient capital from this Offering to market and grow our Company. We are confident that operations will provide us with enough proceeds to fund our plan for marketing and operations for up to twelve months after the completion of this Offering. The purpose of the Offering is to raise funds to develop our business plan more quickly. While our ability to generate revenue is not correlated directly to the number of shares sold by us under this Offering, our potential to generate greater revenue can be affected by our marketing and advertising strategies and the amount of personnel the Company employs. These factors are directly related to the amount of proceeds we receive from this Offering, which corresponds to the number of shares we are successful in selling under this Offering (see “Use of Proceeds” chart). Our revenues will be impacted by how successful and well targeted the execution of our marketing campaign is, the general condition of the economy, and the number of clients we will attract. For a further discussion of our initial operations, plan of operations, growth strategy and marketing strategy see the below section entitled “Description of Business”.

Our Chief Executive Officer, Jason Wood, holds 1,000,000 shares of Series A Preferred Stock, which have voting rights equal to exactly eighty (80%) of all voting rights available at the time of any vote, including Series A Preferred voting rights. As a result, Mr. Wood has over 92% voting rights on all matters presented to shareholders, limiting shareholders’ ability to affect decision making if the Offering is fully subscribed. In addition, we have 260,000 shares of Series B Preferred Stock that have no voting rights, but that do convert into 10% of the issued and outstanding common stock.

We do not believe the Company is a blank check company as defined in Section a (2) of Rule 419 under the Securities Act of 1933, as amended because the Company has a specific business plan and has no plans or intentions to engage in a merger or acquisition with an unidentified entity.

ClearThink Capital Partners LLC Strata Purchase Agreement and Registration Rights Agreement

This prospectus includes the resale of up to 2,000,000 shares of our common stock by ClearThink. ClearThink will obtain our common stock pursuant to a Strata Purchase Agreement entered into by ClearThink and us, dated December 4, 2023.

Although we are not mandated to sell shares under the Strata Purchase Agreement, the Strata Purchase Agreement gives us the option to sell to ClearThink up to $5,000,000 worth of our common stock (the “Commitment Amount”) over a period of 24 months, beginning on the effective date of this registration statement (the “Commitment Period”). We will have sole control over the amount of capital we draw from the Commitment Amount by submitting put notices to ClearThink, subject to several conditions. The put notices will specify certain dollar amounts not to exceed the lesser of $1,000,000 or 500% of the daily average shares traded value for the 10 days prior to the date of the put notice, but not in an amount less than $25,000 (the “Put Amount”) and will obligate ClearThink to purchase that amount of our common stock. We are able to submit put notices to ClearThink as frequently as every 10 days. As stated earlier, no put notice can request a Put Amount of more than $1,000,000 from the Commitment Amount. In addition, no put notice can request a put amount equal to more than 500% of the average daily trading volume of our common stock during the 10 trading days prior to the date of the put notice. Finally, no put notice may specify a Put Amount that would cause ClearThink to purchase a number of shares that, when added to the number of shares of our common stock then beneficially owned by ClearThink, would exceed 9.99% of the number of shares of our common stock outstanding.

On the 5 days preceding the put notice and the 5 days commencing on the date of the put notice, a valuation period of 10 days will begin (the “Valuation Period”). The Pruchase Price will be 80% of the average of the two lowest daily VWAP traded prices during the Valuation Period. ClearThink is required to remit payment within 1 trading day from the date of receiving the put notice. We may terminate the Strata Purchase Agreement at any time after first submitting 1 days’ written notice to ClearThink.

In addition, ClearThink is not required to purchase any shares under the Strata Purchase Agreement unless:

•	Our registration statement with respect to the resale of the shares of common stock delivered in connection with the applicable put shall have been declared effective;
•	We shall have obtained all material permits and qualifications required by any applicable state for the offer and sale of the registrable securities; and
•	We shall have filed with the SEC in a timely manner all reports, notices, and other documents required.

We believe that we will be able to meet all of the above obligations mandated in the Equity Purchase Agreement set forth above.

SUMMARY FINANCIAL INFORMATION

The following tables summarize our financial data for the periods presented and should be read together with the sections of this prospectus entitled “Risk Factors,” “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as our financial statements and related notes appearing elsewhere in this prospectus. We derived the summary financial information for the year ended December 31, 2022, from our audited financial statements and related notes and the three months ended September 30, 2023, from our unaudited financial statements and related notes appearing elsewhere in this prospectus. Our historical results are not necessarily indicative of the results we expect in the future.

As shown in the financial statements accompanying this prospectus, Specificity, Inc. has had minimal revenues to date and has incurred only losses since its inception. The Company has had minimal operations and has been issued a “going concern” opinion from our accountants, based upon the Company’s reliance upon the sale of our common stock as the sole source of funds for our future operations.

SUMMARY OF THIS OFFERING

The Issuer	Specificity, Inc., a Nevada Corporation

Securities being offered by the Selling Security Holder	Up to 2,000,000 shares of Common Stock. Our Common Stock is described in further detail in the section of this prospectus titled “DESCRIPTION OF SECURITIES- Common Stock”

Common Stock Outstanding Before the Offering	11,380,584 shares as of January 8, 2024.

Common Stock Outstanding After the Offering	13,380,584 shares, assuming the sale of all of the shares being registered in this Registration Statement.

Offering Price per Share	The Selling Security Holder may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

Use of Proceeds	We will not receive any proceeds from the sale of the share of our Common Stock by the Selling Security Holder. However, we will receive proceeds from our initial sale of shares to the Selling Stockholder pursuant to the Strata Purchase Agreement. We will pay for the expenses of this offering, except that the Selling Stockholder will pay any broker discounts or commissions or equivalent expenses applicable to the sale of its shares.
OTC Markets Symbol	SPTY

Risk Factors	An investment in our Common Stock involves a high degree of risk. You should carefully consider the risk factors set forth under the “Risk Factors” section herein and the other information contained in this prospectus before making an investment decision regarding our Common Stock.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our Common Stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our Common Stock could decline due to any of these risks, and you may lose all or part of your investment.

RISKS RELATED TO THE COMPANY

Our independent auditors have issued an audit opinion for Specificity, Inc. that includes a statement describing our going concern status. Our financial status creates doubt whether we will continue as a going concern.

As described in Note 3 of our accompanying financial statements, our auditors have issued a going concern opinion regarding the Company. This means there is substantial doubt we can continue as an ongoing business for the next twelve months. The financial statements do not include any adjustments that might result from the uncertainty regarding our ability to continue in business. As such, we may have to cease operations and investors could lose part or all of their investment in the Company.

We lack an operating history and have losses that we expect to continue into the future. There is no assurance our future operations will result in profitable revenues. If we cannot generate sufficient revenues to operate profitably, we may suspend or cease operations.

We were incorporated on November 25, 2020, and we have not fully developed our proposed business operations and have limited revenues. We have a limited operating history upon which an evaluation of our future success or failure can be made. Our net loss for the year ended December 31, 2022, was $4,344,532 due to approximately $4,528,637 being used in general and administrative expenses, including stock-based compensation of $2,264,081 and $181,078 being paid as compensation to our officers. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

●	The completion of this Offering;

●	Our ability to attract buyers;

Based upon current plans, we expect to incur operating losses in future periods because we will be incurring expenses and not generating sufficient revenues. We cannot guarantee that we will be successful in generating sufficient revenues in the future. In the event the Company is unable to generate sufficient revenues, it may be required to seek additional funding. Such funding may not be available or may not be available on terms that are beneficial and/or acceptable to the Company. In the event the Company cannot generate sufficient revenues and/or secure additional financing, the Company may be forced to cease operations and investors will likely lose some or all of their investment in the Company.

The Company competes for clients in highly competitive industries.

The Company operates in a highly competitive environment in an industry characterized by numerous advertising and marketing agencies of varying sizes, with no single advertising and marketing agency or group of agencies having a dominant position in the marketplace. Specificity is, however, smaller than several of its larger industry competitors. Competitive factors include creative reputation, management, personal relationships, quality and reliability of service and expertise in particular niche areas of the marketplace. In addition, because an agency’s principal asset is its people, barriers to entry are minimal, and relatively small agencies are, on occasion, able to take all or some portion of a client’s business from a larger competitor. To the extent that the Company fails to maintain existing clients or attract new clients, its business, financial condition, operating results, and cash flows may be affected in a materially adverse manner.

We possess minimal capital, which may severely restrict our ability to develop our services.  If we are unable to raise additional capital, our business will fail.

We possess minimal capital and must limit the amount of marketing we can perform with respect to our services. We feel we require a minimum of $750,000 to provide sufficient capital to fully develop our business plan. Our limited marketing activities may not attract enough paying customers to generate sufficient revenue to operate profitably, expand our services, implement our business plan, or continue operating our business. Our limited marketing capabilities may have a negative effect on our business and may cause us to limit or cease our business operations, which could result in investors losing some or all of their investment in the Company.

Specificity’s ability to generate new business from new and existing clients may be limited.

To increase its revenues, Specificity needs to obtain additional clients or generate demand for additional services from existing clients. Specificity’s ability to generate initial demand for its services from new clients and additional demand from existing clients is subject to such clients’ and potential clients’ requirements, pre-existing vendor relationships, financial conditions, strategic plans, and internal resources, as well as the quality of Specificity’s employees, services and reputation and the breadth of its services. To the extent Specificity cannot generate new business from new and existing clients due to these limitations, Specificity’s ability to grow its business and to increase its revenues will be limited.

Specificity’s business could be adversely affected if it loses or fails to attract or retain key executives or employees.

Employees, including creative, research, analytics, media, technology development, account and practice group specialists, and their skills and relationships with clients, are among Specificity’s most important assets. An important aspect of Specificity’s competitiveness is its ability to retain key employees and management personnel. Compensation for these key employees is an essential factor in attracting and retaining them, and Specificity may not offer a level of compensation sufficient to attract and retain these key employees. If Specificity fails to hire and retain a sufficient number of these key employees, it may not be able to compete effectively. Management succession at our operating units is very important to the ongoing results of Specificity because, as in any service business, the success of a particular agency is dependent upon the leadership of key executives and management. If key executives were to leave our operating units, the relationships that Specificity has with its clients could be adversely affected.

Specificity is exposed to the risk of client defaults.

Specificity’s agencies often incur expenses on behalf of their clients for productions and in order to secure a variety of media time and space, in exchange for which they receive a fee. The difference between the gross production costs and media purchases and the revenue earned by us can be significant. While Specificity takes precautions against default on payment for these services (such as credit analysis, advance billing of clients, and in some cases acting as an agent for a disclosed principal) and has historically had a very low incidence of default, Specificity is still exposed to the risk of significant uncollectible receivables from our clients. The risk of a material loss could significantly increase in periods of severe economic downturn. Such a loss could have a material adverse effect on our results of operations, cash flows and financial position.

Specificity is subject to regulations and litigation risk that could restrict our activities or negatively impact our revenues.

Advertising and marketing communications businesses are subject to government regulation, both domestic and foreign. There has been an increasing trend in the United States for advertisers to resort to litigation and self-regulatory bodies to challenge comparative advertising on the grounds that the advertising is false and deceptive. Moreover, there has recently been an expansion of specific rules, prohibitions, media restrictions, labeling disclosures, and warning requirements with respect to advertising for certain products. Proposals have been made to ban the advertising of specific products and to impose taxes on or deny deductions for advertising which, if successful, may have an adverse effect on advertising expenditure and consequently, on Specificity’s revenues.

In addition, laws and regulations related to consumer privacy, use of personal information and digital tracking technologies have been proposed or enacted in the United States and certain international markets (including the European Union’s General Data Protection Regulation, or “GDPR,” the proposed European Union “ePrivacy Regulation” and the recently enacted California Consumer Privacy Act, or “CCPA”). We face increasing costs of compliance in an uncertain regulatory environment and any failure to comply with these legal requirements could result in regulatory penalties or other legal ability. Furthermore, these laws and regulations may impact the efficacy and profitability of certain digital marketing and analytics services we provide to clients, making it difficult to achieve our clients’ goals. These and other related factors could affect our business and reduce demand for certain of our services, which could have a material adverse effect on our results of operations and financial position.

Compliance with data privacy laws requires ongoing investment in systems, policies and personnel and will continue to impact our business in the future by increasing legal, operational and compliance costs. While we have taken steps to comply with data privacy laws, we cannot guarantee that our efforts will meet the evolving standards imposed by data protection authorities. In the event that we are found to have violated data privacy laws, we may be subject to additional potential private consumer, business partner or securities litigation, regulatory inquiries, governmental investigations and proceedings and we may incur damage to our reputation. Any such developments may subject us to material fines and other monetary penalties and damages, divert management’s time and attention, and lead to enhanced regulatory oversight all of which could have a material adverse effect on our business and results of operations.

We rely extensively on information technology systems and cybersecurity incidents could adversely affect us.

We rely on information technologies and infrastructure to manage our business, including digital storage of client marketing and advertising information and developing new business opportunities. Increased cybersecurity threats and attacks, which are becoming more sophisticated, pose a risk to our systems and networks. Security breaches, improper use of our systems and unauthorized access to our data and information by employees and others may pose a risk that sensitive data may be exposed to unauthorized persons or to the public. We also have access to sensitive or personal data or information that is subject to privacy laws and regulations. Our systems and processes to protect against, detect, prevent, respond to and mitigate cybersecurity incidents and our organizational training for employees to develop an understanding of cybersecurity risks and threats may be unable to prevent material security breaches, theft, modification or loss of data, employee malfeasance and additional known and unknown threats. In addition, we use third-party service providers, including cloud providers, to store, transmit and process data. Any breakdown or breach in our systems or data-protection policies, or those of our third-party service providers, could adversely affect our reputation or business.

We are dependent upon our current officers.

We are currently managed by three key officers, and we are entirely dependent upon them in order to conduct our operations. If all of them should resign or die, there will be no one to run Specificity, and the company has no Key Man insurance. If our current officers are no longer able to serve as such and we are unable to find another person to replace them, it will have a negative effect on our ability to continue active business operations and could result in investors losing some or all of their investment in the Company.

Specificity’s business could be adversely affected if it loses or fails to attract or retain key executives or employees.

Employees, including creative, research, analytics, media, technology development, account and practice group specialists, and their skills and relationships with clients, are among Specificity’s most important assets. An important aspect of Specificity’s competitiveness is its ability to retain key employees and management personnel. Compensation for these key employees is an essential factor in attracting and retaining them, and Specificity may not offer a level of compensation sufficient to attract and retain these key employees. If Specificity fails to hire and retain a sufficient number of these key employees, it may not be able to compete effectively. Management succession at our operating units is very important to the ongoing results of Specificity because, as in any service business, the success of a particular agency is dependent upon the leadership of key executives and management. If key executives were to leave our operating units, the relationships that Specificity has with its clients could be adversely affected.

Our controlling stockholder has significant influence over the Company.

As of December 31, 2022, Jason Wood the Company’s Chief Executive Officer, owns 61.28% of the outstanding common stock. Additionally, Mr. Wood also holds 1,000,000 shares of Series A Preferred which have voting rights, at all times, equal to 80% of all voting rights. As a result, Jason Wood currently holds 92.26% of all voting rights in the Company and possesses significant influence over our affairs. His stock ownership and position as a director may have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover, or other business combination, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, which in turn could materially and adversely affect the market price of our common stock.

Minority shareholders of Specificity, Inc. will be unable to affect the outcome of stockholder voting as long as Jason Wood retains a controlling interest.

RISKS RELATED TO THIS OFFERING

Our existing stockholders may experience significant dilution from the sale of our common stock pursuant to the Strata Purchase Agreement with ClearThink.

The sale of our common stock to ClearThink in accordance with the Strata Purchase Agreement may have a dilutive impact on our shareholders. As a result, the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put options, the more shares of our common stock we will have to issue to ClearThink in order to exercise a put under the Strata Purchase Agreement. If our stock price decreases, then our existing shareholders would experience greater dilution for any given dollar amount raised through the offering.

The perceived risk of dilution may cause our stockholders to sell their shares, which may cause a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

The issuance of shares pursuant to the Strata Purchase Agreement with ClearThink may have a significant dilutive effect.

Depending on the number of shares we issue pursuant to the Strata Purchase Agreement, it could have a significant dilutive effect upon our existing shareholders. Although the number of shares that we may issue pursuant to the Strata Purchase Agreement will vary based on our stock price (the higher our stock price, the less shares we have to issue) the information set out below indicates the potential dilutive effect to our shareholders, based on different potential future stock prices, if the full amount of the Strata Purchase Agreement is realized.

ClearThink will pay less than the then-prevailing market price of our common stock, which could cause the price of our common stock to decline.

Our common stock to be issued under the ClearThink Strata Purchase Agreement will be purchased at an 80% discount of the average of the 2 lowest daily VWAP during the 5 trading days immediately preceding and the 5 days immediately commencing and following our notice to ClearThink of our election to exercise our "put" right.

ClearThink has a financial incentive to sell our shares immediately upon receiving the shares to realize the profit between the discounted price and the market price. If ClearThink sells our shares, the price of our common stock may decrease. If our stock price decreases, ClearThink may have a further incentive to sell such shares. Accordingly, the discounted sales price in the Strata Purchase Agreement may cause the price of our common stock to decline.

ClearThink has entered into similar agreements with other public companies and may not have sufficient capital to meet our put notices.

ClearThink has entered or may in the future enter into similar Strata Purchase Agreements with other public companies, and some of those companies have filed registration statements with the intent of registering shares to be sold to ClearThink pursuant to Strata Purchase Agreements. We do not know if management at any of the companies who have or will have effective registration statements intend to raise funds now or in the future, what the size or frequency of each put request would be, if floors will be used to restrict the amount of shares sold, or if the Strata Purchase Agreement will ultimately be cancelled or expire before the entire amount of shares are put to ClearThink. Since we do not have any control over the requests of these other companies, if ClearThink receives significant requests, it may not have the financial ability to meet our requests. If so, the amount of available funds may be significantly less than we anticipate.

We are registering an aggregate of 2,000,000 shares of common stock to be issued under the Strata Purchase Agreement with ClearThink. The sale of such shares could depress the market price of our common stock.

We are registering an aggregate of 2,000,000 shares of common stock under the registration statement of which this prospectus forms a part for issuance pursuant to the Strata Purchase Agreement. The sale of these shares into the public market by ClearThink could depress the market price of our common stock.

We may not have access to the full amount available under the Strata Purchase Agreement.

We have not drawn down funds and have not issued shares of our common stock under the Strata Purchase Agreement with ClearThink. Our ability to draw down funds and sell shares under the Strata Purchase Agreement requires that the registration statement, of which this prospectus is a part, be declared effective by the SEC, and that this registration statement continue to be effective. In addition, the registration statement of which this prospectus is a part registers 2,000,000 Put Shares issuable under the Strata Purchase Agreement, and our ability to access the Strata Purchase Agreement to sell any remaining shares issuable under the Strata Purchase Agreement is subject to our ability to prepare and file one or more additional registration statements registering the resale of these shares. These subsequent registration statements may be subject to review and comment by the staff of the SEC and will require the consent of our independent registered public accounting firm. Therefore, the timing of effectiveness of these subsequent registration statements cannot be assured. The effectiveness of these subsequent registration statements is a condition precedent to our ability to sell the shares of common stock subject to these subsequent registration statements to ClearThink under the Strata Purchase Agreement. Even if we are successful in causing one or more registration statements registering the resale of some or all of the shares issuable under the Strata Purchase Agreement to be declared effective by the SEC in a timely manner, we will not be able to sell shares under the Strata Purchase Agreement unless certain other conditions are met. Accordingly, because our ability to draw down amounts under the Strata Purchase Agreement is subject to a number of conditions, there is no guarantee that we will be able to draw down any portion or all of the $5,000,000 available to us under the Strata Purchase Agreement.

Certain restrictions on the extent of puts and the delivery of Put Notices may have little, if any, effect on the adverse impact of our issuance of shares in connection with the Strata purchase agreement, and as such, ClearThink may sell a large number of shares, resulting in substantial dilution to the value of shares held by existing shareholders.

ClearThink has agreed, subject to certain exceptions listed in the Strata Purchase Agreement, to refrain from holding an amount of shares which would result in ClearThink or its affiliates owning more than 9.99% of the then-outstanding shares of the Company’s common stock at any one time. These restrictions, however, do not prevent ClearThink from selling shares of common stock received in connection with a put, and then receiving additional shares of common stock in connection with a subsequent put. In this way, ClearThink could sell more than 9.99% of the outstanding common stock in a relatively short time frame while never holding more than 9.99% at one time.

The shares being offered are defined as “penny stock”, the rules imposed on the sale of the shares may affect your ability to resell any shares you may purchase, if at all.

The shares being offered are defined as a “penny stock” under the Securities and Exchange Act of 1934, and rules of the Commission. The Exchange Act and such penny stock rules generally impose additional sales practice and disclosure requirements on broker-dealers who sell our securities to persons other than certain accredited investors who are, generally, institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 jointly with spouse, or in transactions not recommended by the broker-dealer. For transactions covered by the penny stock rules, a broker-dealer must make a suitability determination for each purchaser and receive the purchaser’s written agreement prior to the sale. In addition, the broker-dealer must make certain mandated disclosures in penny stock transactions, including the actual sale or purchase price and actual bid and offer quotations, the compensation to be received by the broker-dealer and certain associated persons, and deliver certain disclosures required by the Commission. Consequently, the penny stock rules may affect the ability of broker-dealers to make a market in or trade our common stock and may also affect your ability to resell any shares you may purchase in this Offering in the public markets.

Market for penny stock has suffered in recent years from patterns of fraud and abuse

Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse.  Such patterns include:

●	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

●	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

●	Boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced salespersons;

●	Excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and,

●	The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequential investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

 Our status as an “emerging growth company” under the JOBS Act Of 2012 may make it more difficult to raise capital when we need to do it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company,” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors, and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

We will not be required to comply with certain provisions of the Sarbanes-Oxley Act for as long as we remain an “emerging growth company.”

We are not currently required to comply with the SEC rules that implement Sections 302 and 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal controls over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with certain of these rules, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. Though we will be required to disclose changes made in our internal control procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company” as defined in the JOBS Act.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company.” At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed, or operating.

Reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors.

As an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We will incur ongoing costs and expenses for SEC reporting and compliance, with minimal revenues and operations at a net loss we may not be able to remain in compliance, making it difficult for investors to sell their shares, if at all.

Going forward, the Company will have ongoing SEC compliance and reporting obligations, estimated as approximately $150,000 annually. Such ongoing obligations will require the Company to spend additional amounts on compliance, legal and auditing costs. In order for us to remain in compliance, we will require future revenues to cover the cost of these filings, which could comprise a substantial portion of our available cash resources. If we are unable to generate sufficient revenues to remain in compliance, it may be difficult for you to resell any shares you may purchase, if at all.

Our chairman and chief executive officer will control and make corporate decisions that may differ from those that might be made by the other shareholders.

Due to the controlling amount of their share ownership in our Company, our chairman and chief executive officer will have a significant influence in determining the outcome of all corporate transactions, including the power to prevent or cause a change in control. His interests may differ from the interests of other stockholders and thus result in corporate decisions that are disadvantageous to other shareholders.

Our future results may vary significantly in the future, which may adversely affect the price of our common stock.

It is possible that our quarterly revenues and operating results may vary significantly in the future and period-to-period comparisons of our revenues and operating results are not necessarily meaningful indicators of the future. You should not rely on the results of one quarter as an indication of our future performance. It is also possible that in some future quarters, our revenues and operating results will fall below our expectations or the expectations of market analysts and investors. If we do not meet these expectations, the price of our common stock may decline significantly.

We Are Unlikely To Pay Dividends

To date, we have not paid, nor do we intend to pay in the foreseeable future dividends on our common stock, even if we become profitable. Earnings, if any, are expected to be used to advance our activities and for general corporate purposes, rather than to make distributions to stockholders. Prospective investors will likely need to rely on an increase in the price of Company stock to profit from an investment. There are no guarantees that any market for our common stock will ever develop or that the price of our stock will ever increase. If prospective investors purchase Shares pursuant to this Offering, they must be prepared to be unable to liquidate their investment and/or lose their entire investment.

Since we are not in a financial position to pay dividends on our common stock, and future dividends are not presently being contemplated, investors are advised that return on investment in our common stock is restricted to an appreciation in the share price. The potential or likelihood of an increase in share price is questionable at best.

If we have less than 300 record shareholders at the beginning of any fiscal year, other than the fiscal year within which this registration statement becomes effective, our reporting obligations under section 15(d) of the Exchange Act will be suspended.

There is a significant risk that we will have less than 300 record shareholders at our next fiscal year end and at the conclusion of this Offering. If we have less than 300 record shareholders and have not filed a registration pursuant to 8A of the Exchange Act, our reporting obligations under Section 15(d) of the Exchange Act will be suspended, and we would no longer be obligated to provide periodic reports following the Form 10-K for the fiscal year end immediately following this Offering. Furthermore, if, at the beginning of any fiscal year, we have fewer than 300 record shareholders for the class of securities being registered under this registration statement, our reporting obligations under Section 15(d) of the Exchange Act will be automatically suspended for that fiscal year. If we were to cease reporting, you will not have access to updated information regarding the Company’s business, financial condition, and results of operation.

USE OF PROCEEDS

The Selling Security Holder is selling all of the shares of our common stock covered by this prospectus for its own account. Accordingly, we will not receive any proceeds from the resale of our common stock. However, we will receive proceeds from any sale of the common stock to ClearThink under the Strata Purchase Agreement. We intend to use the net proceeds received for working capital or general corporate needs.

DETERMINATION OF OFFERING PRICE

Our common stock currently trades on the OTC Markets under the symbol “SPTY”. The proposed offering price of the Shares is $0.60 and has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, on the basis of the average of the high and low transaction prices of the common stock of the Company as reported on the OTC Markets on January 16, 2024.

DILUTION

We are not offering any shares in this registration statement. All shares are being registered on behalf of the Selling Security Holder.

SELLING SECURITY HOLDER

We agreed to register for resale 2,000,000 Shares that we will put to ClearThink pursuant to the Strata Purchase Agreement. The Strata Purchase Agreement with ClearThink provides that ClearThink is committed to purchase up to $5,000,000 of our common stock. We may draw on the facility from time to time, as and when we determine appropriate in accordance with the terms and conditions of the Strata Purchase Agreement.

Selling Security Holder Pursuant To The Equity Purchase Agreement

ClearThink is the potential purchaser of our common stock under the Strata Purchase Agreement. The 2,000,000 Shares offered in this prospectus are based on the Strata Purchase Agreement between ClearThink and us. ClearThink may from time to time offer and sell any or all of the Shares that are registered under this prospectus. The purchase price is Eighty Percent (80%) of the average of the two (2) lowest daily VWAP during the five (5) trading days immediately preceding and the five (5) days immediately commencing and following our notice to ClearThink of our election to exercise our "put" right.

We are unable to determine the exact number of Shares that will actually be sold by ClearThink according to this prospectus due to:

•	the ability of ClearThink to determine when and whether it will sell any of the Shares under this prospectus; and
•	the uncertainty as to the number of Shares that will be issued upon exercise of our put options through the delivery of a put notice under the Strata Purchase Agreement.

The following information contains a description of how ClearThink acquired (or shall acquire) the shares to be sold in this offering. ClearThink has not held a position or office, or had any other material relationship with us, except as follows.

ClearThink Capital Partners LLC is a Limited Liability Company organized and existing under the laws of the State of Delaware. ClearThink acquired, or will acquire, all shares being registered in this offering in the financing transaction with us.

ClearThink intends to sell up to 2,000,000 Shares of our common stock pursuant to the Strata Purchase Agreement under this prospectus. On December 4, 2023, the Company and ClearThink entered into the Strata Purchase Agreement pursuant to which we have the opportunity, for a twenty-four (24) month period to sell shares of our common stock for a total price of $5,000,000. For each share of our common stock purchased under the Strata Purchase Agreement, ClearThink will pay Eighty Percent (80%) of the average of the two (2) lowest daily VWAP during the 5 trading days immediately preceding and the 5 days immediately commencing and following our notice to ClearThink of our election to exercise our "put" right.

We relied on an exemption from the registration requirements of the Securities Act to put shares on ClearThink under the Strata Purchase Agreement. The transaction involves a private offering, ClearThink is an “accredited investor” and/or qualified institutional buyer and ClearThink has access to information about the Company and its investment.

At an assumed purchase price under the Equity Purchase Agreement of $0.40 (equal to 80% of the closing bid price of our common stock of $0.5002 on January 16, 2024), we will be able to receive up to $800,000 in gross proceeds, assuming the sale of the entire 2,000,000 Shares being registered hereunder pursuant to the Strata Purchase Agreement. In the event that we put the entire 2,000,000 Put Shares to ClearThink and fail to receive $5,000,000 in gross proceeds, we would be required to register additional shares to obtain the balance under the Strata Purchase Agreement at the assumed offering price of $0.40. The Company is currently authorized to issue 50,000,000 shares of its common stock. ClearThink has agreed, subject to certain exceptions listed in the Strata Purchase Agreement, to refrain from holding an amount of shares which would result in ClearThink or its affiliates from owning more than 9.99% of the then-outstanding shares of the Company’s common stock at any one time.

There are substantial risks to investors as a result of the issuance of shares of our common stock under the Strata Purchase Agreement. These risks include dilution of stockholders and a significant decline in our stock price.

ClearThink will periodically purchase shares of our common stock under the Strata Purchase Agreement and will in turn, sell such shares to investors in the market at the prevailing market price. This may cause our stock price to decline, which will require us to issue increasing numbers of shares to ClearThink to raise the same amount of funds, as our stock price declines.

ClearThink and any participating broker-dealers are “underwriters” within the meaning of the Securities Act. All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commission, or other expenses incurred by the Selling Security Holder in connection with the sale of such shares.

Neither the Selling Security Holder nor any of its associates or affiliates has held any position, office, or other material relationship with us in the past three years.

The following table sets forth the name of the Selling Security Holder, the number of shares of common stock beneficially owned by the Selling Security Holder as of the date hereof and the number of shares of common stock being offered by the Selling Security Holder. The shares being offered hereby are being registered to permit public secondary trading, and the Selling Security Holder may offer all or part of the shares for resale from time to time. However, the Selling Security Holder is under no obligation to sell all or any portion of such shares nor is the Selling Security Holder obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the Selling Security Holder. The column entitled “Amount Beneficially Owned After the Offering” assumes the sale of all shares offered.

Name	Shares Beneficially Owned Prior to Offering	Shares to be Offered	Amount Beneficially Owned After Offering	Percent Beneficially Owned After Offering
ClearThink Capital Partners LLC	600,000	2,000,000	2,600,000	22.85%

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

This prospectus relates to the resale of up to 2,000,000 Shares issued pursuant to the Strata Purchase Agreement held by the Selling Security Holder.

The Selling Security Holder may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. The Selling Security Holder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will sell the shares as agent;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	privately negotiated transactions;
•	broker-dealers may agree with the Selling Security Holder to sell a specified number of such shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The Selling Security Holder may be deemed an underwriter. Pursuant to the terms of the Strata Purchase Agreement, the Selling Security Holder may not engage in any short sales of the Company’s common stock or other hedging activities. The Selling Security Holder may sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for itself or its customers. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Security Holder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the Selling Security Holder will attempt to sell shares of the Company’s common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The Selling Security Holder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the Selling Security Holder. In addition, any brokers, dealers, or agents, upon effecting the sale of any of the shares offered in this prospectus are “underwriters” as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions, and similar selling expenses, if any, attributable to the sale of shares will be borne by the Selling Security Holder. The Selling Security Holder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The Selling Security Holder may from time to time pledge or grant a security interest in some or all of the shares of our common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgee or secured parties may offer and sell such the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee or transferee as selling security holders under this prospectus.

The Selling Security Holder also may transfer the shares of common stock in other circumstances, in which case the transferees or pledgees will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee or transferee as selling security holders under this prospectus.

We are required to pay all fees and expenses in relation to the registration of the shares of common stock. Otherwise, all discounts, commissions or fees incurred in connection with the sale of our common stock offered hereby will be paid by the Selling Security Holder.

The Selling Security Holder acquired the securities offered hereby in the ordinary course of business and has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by the Selling Security Holder. We will file a supplement to this prospectus if the Selling Security Holder enters into a material arrangement with a broker-dealer for the sale of common stock being registered. If the Selling Security Holder uses this prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act.

Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the Selling Security Holder. The Selling Security Holder will act independently of us in making decisions with respect to the timing, manner, and size of each sale.

We will pay all expenses incident to the registration, offering, and sale of the shares of our common stock to the public hereunder other than commissions, fees, and discounts of underwriters, brokers, dealers, and agents. If any of these other expenses exist, we expect ClearThink to pay these expenses. We have agreed to indemnify ClearThink and its controlling persons against certain liabilities, including liabilities under the Securities Act. We will not receive any proceeds from the resale of any of the shares of our common stock by ClearThink. We may, however, receive proceeds from the sale of our common stock under the Strata Purchase Agreement. Neither the Strata Purchase Agreement nor any rights of the parties under the Strata Purchase Agreement may be assigned or delegated to any other person.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 50,000,000 shares of Common Stock, $0.001 par value per share.

The holders of our Common stock:

1.	Have equal ratable rights to dividends from funds legally available if and when declared by our Board of Directors

2.	Are entitled to share ratably in all of our assets available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of our affairs.

3.	Do not have the right to preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights.

4.	Are entitled to one non-cumulative vote per share on all matters on which shareholders may vote, which means that the holders voting for the election of directors, may cast such votes equal to the total number of shares owned by each shareholder for each of the duly nominated directors, if they so choose.

Preferred Stock

Series A Preferred.

We are authorized to issue up to 1,000,000 shares of Series A Preferred Stock, $0.001 par value per share. Currently there are 1,000,000 shares of Series A Preferred Stock issued and outstanding. Holders of the Series A Preferred Stock of the following rights and obligations:

Voting: The aggregate of all holders of the Series A Preferred Stock shall have the collective right to vote equal to 80% of all voting rights available at the time of any vote. Holders of the Series A Preferred Stock also have the right to call a special meeting of the shareholders, to remove and/or replace the Board of Directors or management of the Company.

Conversion: Holders of the Series A Preferred Stock have the right to convert, at their sole discretion, each share of Series A Preferred Stock into five (5) shares of Common Stock of the Company.

Series B Preferred.

We are authorized to issue up to 560,000 shares of Series B Preferred Stock, $0.001 par value per shares. There are currently 560,000 shares of Series B Preferred Stock issued and outstanding. Holders of the Series B Preferred Stock of the following rights and obligations:

Voting: Holders of Series B Preferred Stock have no voting rights.

Conversion: Shares of Series B Preferred Stock shall convert, at the discretion of the holder, into a pro rata number of shares of common stock being converted at the time that is the pro rata portion of ten percent (10%) of the issued and outstanding common stock.

Dividends

It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants and Options

There are 100,000 warrants outstanding as of January 16, 2024, which were issued pursuant to the Company’s Registration Statement on Form S-1 as filed with the SEC on September 13, 2022, and deemed effective on September 23, 2022, as amended on July 19, 2023. Pursuant to such Form S-1, the Company offered a total of 2,000,000 Units at a fixed price of $1.50 per Unit, with each Unit consisting of exactly 1 share of common stock and exactly 1 warrant to purchase the common stock at an exercise price of $3.00 per share.

Transfer Agent and Registrar

Our transfer agent is West Coast Stock Transfer with an address of 721 N. Vulcan Ave., #205, Encinitas, California 92024, and a phone number of (619) 664-4780.

INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

INFORMATION WITH RESPECT TO REGISTRANT

THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ TOGETHER WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF SPECIFICITY, INC. AND THE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS INCLUDED IN THIS REGISTRATION STATEMENT. THIS DISCUSSION SUMMARIZES THE SIGNIFICANT FACTORS AFFECTING OUR OPERATING RESULTS, FINANCIAL CONDITIONS AND LIQUIDITY AND CASH-FLOW SINCE INCEPTION.

DESCRIPTION OF BUSINESS

Company Overview

Specificity, Inc. (“Specificity” or the “Company”) was incorporated in the State of Nevada on November 25, 2020, and our fiscal year end is December 31. The Company’s administrative address is 410 S. Ware Blvd., Suite 508, Tampa, Florida 33619. Our telephone number is (813) 364-4744.

Specificity has nominal revenues to date and has only limited cash on hand. We have sustained losses since inception and have relied solely upon the sale of our securities for funding.

Specificity has never declared bankruptcy, been in receivership, or involved in any kind of legal proceeding. The Company, its directors, officers, affiliates, and promoters, have not and do not intend to enter into negotiations or discussions with representatives or owners of any other businesses or companies regarding the possibility of an acquisition or merger.

Our Business

At our core, we are a digital marketing firm. However, through our diversified holdings, we provide various solutions that combine our marketing expertise to provide support for other segments of our portfolio. Ultimately, Specificity is a tech incubator. We identify technology-based marketing solution entities, take an equity share position in return for utilizing our internal resources to complete the buildout of these technology-based solutions. Specificity then uses our marketing prowess to draw clients to these businesses. We have the internal personnel to complete these projects and the marketing capability to deliver lower advertising costs with high conversion campaigns to launch these companies into success.

Digital Marketing

By delivering ads to more targeted audiences, our clients enjoy the benefit of focusing 100%of their digital spend on audiences truly interested in their products and services and are likely in the buying cycle.

These large social media and tech companies implemented new rules out of claimed political correctness, but it is obvious to most that their true motivation is to drive ad spend and revenue for themselves.

Currently, our operations are focused on 4 lines of business.

SPECIFICITY is a full-service digital marketing firm that delivers cutting-edge marketing solutions to business to business clients as well as business to consumer clients and currently generates all of our revenue. We’ve gone to painstaking lengths to develop tools that allow us to identify and market to people who are actively in the buying cycle. We take advantage of the real-time messaging opportunities digital marketing offers to give small and medium-sized businesses a fair chance at online traffic.

BULLSEYE will help businesses revolutionize their direct mail marketing initiatives. With Bullseye, by combining our digital approach along with traditional print marketing, clients can send direct mail to targeted people who are visiting the competition and searching for their products online. In short, we will use behavior to identify and market to people who are already in the buying cycle, increasing conversions and driving sales. BULLSEYE has no remaining build-out and awaits capital to support marketing activities.

THRU THE FUNNEL is a sales engagement platform designed to create qualified leads that help client’s sales reps do what they were hired to do: Sell! Our platform targets, engages, illuminates and connects interested prospects with our client’s sales team, all in real time. THRU THE FUNNEL development is 60% complete and awaits capital to support marketing activities.

PICK POCKET is a do-it-yourself digital marketing platform for smaller business owners. We will use behavior-based device ID technology to help clients discover their ideal customers and market directly to their mobile devices. With no contracts, middlemen, or hidden fees, Pick Pocket lets clients control their digital marketing without worrying about agency markups making Fortune 1000 marketing capabilities available to companies with $500 thousand to $5 million in sales. The PICK POCKET build-out is complete and awaits capital to support marketing activities.

BULLSEYE, THRU THE FUNNEL and PICK POCKET illuminate our ability to identify smart technology to undertake and support our incubation model as we build-out new, innovative ideas.

Tech Incubator

Specificity, as its first incubator project, acquired, then completed a digital marketing platform called **PickPocket™.**

- PickPocket offers its users location-based Device ID extraction in a self-serve platform wherein users can define the parameters of their own campaign. It aims to compete with the marketing mechanisms in social media companies.
- Just as they are removing targeting capabilities, PickPocket will hit the market offering very granular targeting.
- Users of PickPocket are in total control of their campaign and can dictate spend level, locations to target, and the duration of the campaign.
- Forty-eight hours after the campaign is complete, PickPocket clients receive an email containing detailed analytics, including foot traffic attribution reporting.
- This reporting tells the client how many people physically visited their location out of all the Device IDs marketed to during the campaign.
- The report also contains tracking for impressions, clicks, form fills and ecommerce conversions where appropriate. We have recently launched PickPocket and plan to fully capitalize the marketing of this product in the coming weeks.
- This potential for financial success of this platform in now being proven and projections reflect exponential growth for 2022 and 2023.

The next project already assumed by Specificity is the Investor Center. This is an online portal allowing investors to completely customize their own user experience with regard to everything tied to investing. They can choose what news feeds to populate on their home screen, which stocks to follow, what industries to track, which OTC companies to follow, which companies seeking private investment funds and much, much more. Currently, we have completed the website buildout with full functionality and will be launching it sometime in the second quarter of 2021.

Added Tools

In addition to Device ID extraction and programmatic display, Specificity offers a whole host of marketing services including:

●	Email Marketing

●	Automated Marketing

●	Retargeting Marketing

●	Content Marketing

●	Social Media Content Creation

●	Digital Production Marketing

●	Creating Brand Standards

●	Logo Creation

●	Website Creation

●	Brochure Creation

●	Print Marketing

●	Targeted Print Campaigns

●	Google and Bing Display Ads

●	Google and Bing Pay per Click Campaigns

●	Google Local Service Ads

●	Text (SMS) Campaigns

●	Search Engine Optimization

●	Blog Creation

●	Voice Marketing

●	Radio Commercial Creation

●	Influencer Marketing Collaboration

●	Proximity Marketing

Industry Overview

There are several recent economic and industry trends that affect or may be expected to affect the Company’s results of operations, most notably the business and consumer behavior changes driven by the COVID-19 pandemic. Historically, advertising has been the primary service provided by the marketing communications industry. However, as clients aim to establish one-to-one relationships with customers, and more accurately measure the effectiveness of their marketing expenditures, specialized and digital communications services as well as data and analytics services are consuming a growing portion of marketing dollars. Over the last year, digital transformation has been meaningfully accelerated, with businesses across all categories relying on the strength of their e-commerce and digital experiences. The Company believes these accelerated changes in the way consumers interact with media and brands are increasing the demand for a broader range of non-advertising marketing communications services (i.e., user experience design, digital products, Artificial Intelligence, Augmented Reality, product innovation, direct marketing, sales promotion, interactive, mobile, strategic communications, research, and public relations), which we expect could have a positive impact on our results of operations. In addition, the rise of technology and data solutions have rendered scale less crucial than it once was in areas such as media buying, creating significant opportunities for agile and modern players. Global marketers now demand breakthrough and integrated creative ideas, and no longer require traditional brick-and-mortar communications partners in every market to optimize the effectiveness of their marketing efforts. Combined with the fragmentation of the media landscape, these factors provide new opportunities for small to mid-sized communications companies like those in the Specificity network. In addition, marketers now require even greater speed-to-market to drive financial returns on their marketing and media investment, causing them to turn to more nimble, entrepreneurial, and collaborative communications firms.

Targeted Clients

Specificity plans to solicit entities generating annual revenues between $5,000,000 and $25,000,000 in revenues. In evaluating potential clients, we consider long-term retention with an average of $5,100 per month in services. This will ensure long term-term retention and profitability for the Company. Our general geographic focus currently is in the Tampa Bay and New England areas. We will expand the scope of our geographic focus in the future as we develop success in our primary markets.

Sales Management

- We cannot sufficiently emphasize the importance of our recruiting and training efforts as we fully recognize that our SALES TEAM will be a significant component as a market differentiator.
- We are projecting strong revenue growth in 2021 and beyond which are dependent on our ability to seek, train and develop a STRONG, MOTIVATED AND PROFESSIONAL internal team to support and facilitate this growth.
- Accordingly, a portion of our capital raise will go towards building infrastructure to support generated sales and existing clients.
- Due to the critical importance of sales team development and training, initially our sales team will be personally managed by our CEO, Jason Wood, emphasizes the importance of sales development and training. He possesses a long, proven, track record for managing sales teams and enhancing their performance. Wood will recruit, train and manage the team in the Tampa market.
- The New England market will be managed by Kevin Frisbie who is an investor in Specificity and possesses a long track record for running highly productive sales teams at the CEO level. He too will be actively involved in recruiting, training and managing the sales team in the New England market with a clear vested interest in its success.
- Between these two seasoned professionals, growing their respective markets will be accomplished in the timeline provided in the projections.
- We fully recognize that strong client retention is foundational to long-term success in our business.

Competition

Specificity operates in a highly competitive and fragmented industry. We compete for business and talent with the operating subsidiaries of large global holding companies such as Omnicom Group Inc., Interpublic Group of Companies, Inc., WPP plc, Publicis Groupe SA, Dentsu Inc. and Havas SA, as well as with numerous independent agencies that operate in multiple markets. Our Partner Firms also face competition from consultancies, like Accenture and Deloitte, tech platforms, media companies and other services firms that offer related services. We must compete with all of these other companies to maintain and grow existing client relationships and to obtain new clients and assignments.

We compete at this level by providing clients with innovative marketing solutions that leverage the full power of data, technology, and superior creativity. Specificity also benefits from cooperation among its entrepreneurial Partner Firms, which enables Specificity to service the full range of global clients’ varied marketing needs through custom integrated solutions. Additionally, Specificity’s maintenance of separate, independent operating companies enables Specificity to effectively manage potential conflicts of interest by representing competing clients across its network.

Government Regulation

The marketing and communications services that our agencies provide are subject to laws and regulations in all of the jurisdictions in which we operate. These include laws and regulations that affect the form and content of marketing and communications activities that we produce for our clients and, for our digital services, laws and regulations concerning user privacy, use of personal information, data protection and online tracking technologies. We are also subject to laws and regulations that govern whether and how we can receive, transfer or process data that we use in our operations, including data shared between countries in which we operate. Our international operations are also subject to broad anti-corruption laws. While these laws and regulations could impact our operations, compliance in the normal course of the Company’s business did not significantly impact the services we provide and did not have a material effect on our business, results of operations or financial position. Additional information regarding the impact of laws and regulations on our business is included in Item 1A. Risk Factors under the heading “Specificity is subject to regulations and litigation risk that could restrict our activities or negatively impact our revenues.

Employees and Consultants

Specificity has 20 full-time employees.

Research and Development Activities and Costs

We have spent no time on specialized research and development activities and have no plans to undertake any research or development in the future.

DESCRIPTION OF PROPERTY

The Company’s principal business and corporate address is 410 S. Ware Blvd., Suite 508, Tampa, Florida 33619; the telephone number is (813) 364-4744. The space is being leased under a non-cancelable agreement which expires June 2024. Rent expenses for the years ended December 31, 2022, and 2021 were $43,527 and $22,750, respectively. The Company used an effective borrowing rate of 3% which is the annual increase per the lease agreement. The aggregate right of use payments and imputed interest under the lease agreement as of December 31, 2022, is as follows:

Years ending December 31,:

2023	43,908
2024	22,278
Imputed Interest	(1,554)
Total:	64,632

LEGAL PROCEEDINGS

We are not involved in any pending legal proceedings nor are we aware of any pending or threatened litigation against us.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company has been listed on the OTCQB exchange since March 2022 with the trading symbol “SPTY”.

As of December 11, 2023, the Company has 2,420,442 free trading shares outstanding, of which 541,336 have been deposited with DTCC. As of December 11, 2023, the Company has 8,360,143 shares of restricted common stock outstanding, of which 6,510,000 are owned by Jason Wood, and may only be resold in compliance with Rule 144 of the Securities Act of 1933.

Holders of Our Common Stock

As of the date of this Prospectus statement, we have one hundred and three (103) total active Common Stock shareholders.

Registration Rights

We have no outstanding shares of common stock or any other securities to which we have granted registration rights.

Rule 144 Shares

After the date this Prospectus is declared effective, 8,360,143 of our outstanding shares of common stock will be “restricted securities” as defined under Rule 144 promulgated under the Securities Act and may only be sold pursuant to an effective registration statement or an exemption from registration, if available. Rule 144, as amended, is an exemption that generally provides that a person who has continuously owned shares for a six-month holding period securities may sell the shares, provided the Company is current in its reporting obligations under the Exchange Act. The shares owned by our officers and directors are considered control securities for the purpose of Rule 144. As such, officers, directors and affiliates are subject to certain manner of resale provisions, including an amount of restricted securities which does not exceed the greater of 1% of a company’s outstanding common stock. Our officers and directors collectively own 7,460,000 shares, or 69.2%, of the current outstanding and issued common stock. When these shares become available for resale, the sale of these shares by these individuals, whether pursuant to Rule 144 or otherwise, may have an immediate negative effect upon the price of the Company’s common stock in any market that might develop.

Reports

Following the effective date of this Registration Statement we will be subject to certain reporting requirements and will furnish annual financial reports to our stockholders, certified by our independent accountants, and will furnish un-audited quarterly financial reports in our quarterly reports filed electronically with the SEC. All reports and information filed by us can be found at the SEC website, www.sec.gov.

Transfer Agent

Our transfer agent is West Coast Stock Transfer with an address of 721 N. Vulcan Ave., #205, Encinitas, California 92024, and a phone number of (619) 664-4780.

DIVIDEND POLICY

The Company does not anticipate paying dividends on the Common Stock at any time in the foreseeable future. The Company’s Board of Directors currently plans to retain earnings for the development and expansion of the Company’s business. Any future determination as to the payment of dividends will be at the discretion of the Board of Directors of the Company and will depend on a number of factors including future earnings, capital requirements, financial conditions and such other factors as the Board of Directors may deem relevant.

SELECTED FINANCIAL DATA AND MANAGEMENT’S DISCUSSION AND ANALYSIS

The following financial information summarizes the more complete historical financial information at the end of this Prospectus.

Management’s Discussion and Analysis of Financial Condition And Results Of Operations

This section of the Prospectus includes a number of forward-looking statements that reflect our current views regarding the future events and financial performance of Specificity.

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Results of Operations – Years Ended December 31, 2022, and 2021

Revenues

During the year ended December 31, 2022, revenues increased by $399,234, from $749,012 for the year ended December 31, 2021, to 1,148,246 in 2022 as a result of the expansion of our operations.

Cost of Revenues

During the year ended December 31, 2022, cost of revenues increased by $219,647 from $372,455 for the year ended December 31, 2021, to $592,102 in 2022. Costs of revenues may shift dramatically depending upon how the Company’s comparative revenue profile of the products and services shift in the future.

Operating Expenses

During the year ended December 31, 2022, operating expenses increased by $2,142,172, from $2,707,962 for the year ended December 31, 2021, to $4,850,134 in 2022 due materially to an increase in sales and marketing and increase in general and administrative expenses including stock-based compensation of $2,264,081, with a decrease in officer compensation. The Company’s Operating Expenses may vary quarter to quarter as a result of changes to sales and marketing costs, general and administrative expenses, and other costs associated with the Company’s new and existing projects as well as other projects that it is currently reviewing.

Other Expenses

During the year ended December 31, 2022, Other Expenses increased by $542 from $50,000 for the year ended December 31, 2021 to $50,542 in 2022 as a result of interest expense. Given the Company’s financing requirements in developing its new business models, the Company’s other (income) expenses may increase over time as the Company explores the use of additional debt financing.

Net Loss

As a result of the above, Net Loss increased by $1,963,127 from $2,381,405 for the year ended December 31, 2021 to $4,344,532 in 2022.

Results of Operations – Three Months Ended September 30, 2023, and 2022

Revenues

For the three months ended September 30, 2023, and September 30, 2022, we generated $320,271 and $378,660 in revenues, respectively. The decrease in revenues was due to a significant number of nonperforming salespeople which were subsequently released from employment as the Company shifted to engage larger clients. Additionally, several client launches which were anticipated to be completed during the third quarter of 2023 were delayed from completion by the quarter ended September 30, 2023, and are anticipated to be consummated during the fourth quarter of 2023. Our ongoing revenues and additional new business signed during September 2023 illuminates a revised run rate, defined as the monthly volume of sales annualized at the rate, of approximately $1,500,000 moving forward given the dynamic of our billing practice and client relationships.

Operating Expenses

For the three months ended September 30, 2023, and September 30, 2022, we incurred $223,680 and $628,436 in operating expenses, respectively. The decrease in Operating Expenses was due primarily to a decrease in general and administrative expenses.

Net Income (Loss)

For the three months ended September 30, 2023, and the three months ended September 30, 2022, we incurred a net income of $52,466 and a net loss of $(372,602), respectively. The decrease in net loss was due primarily to an increase in gross profit, a decrease in operating expenses, and a decrease in loss from operations.

Plan of Operation

All statements contained in this Prospectus, other than statements of historical facts, that address future activities, events, or developments, are forward-looking statements, including, but not limited to, statements containing the word “believe,” “anticipate,” “expect” and word of similar import. These statements are based on certain assumptions and analyses made by us in light of our experience and our assessment of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance, and that actual results may differ materially from those in the forward-looking statements. Such risks and uncertainties include, without limitation: established competitors who have substantially greater financial resources and operating histories, regulatory delays or denials, ability to compete as a start-up company in a highly competitive market, and access to sources of capital.

The following discussion and analysis should be read in conjunction with our financial statements and notes thereto included elsewhere in this Prospectus. Except for the historical information contained herein, the discussion in this Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations, and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company’s actual results could differ materially from those discussed here.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay for our expenses. Accordingly, we must raise sufficient capital from other sources. Our only other source for cash at this time is investments by others. We must raise cash to stay in business. In response to these problems, management intends to raise additional funds through public or private placement offerings. At this time, however, the Company does not have plans or intentions to raise additional funds by way of the sale of additional securities, other than pursuant to this Offering.

Limited Operating History; Need for Additional Capital

There is incomplete historical financial information about us on which to base an evaluation of our performance. We are a development stage company and have generated minimal revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in developing our website, and possible cost overruns due to the price and cost increases in supplies and services.

If we are unable to meet our needs for cash through revenues or from either the money that we raise from our Offering, or possible alternative sources, then we may be unable to continue, develop, or expand our operations.

We have no plans to undertake any product research and development during the next twelve months. There are also no plans or expectations to acquire or sell any plant or plant equipment in the first year of operations.

Liquidity and Capital Resources

To meet our need for cash for expansion we are attempting to raise money from our Offering. We cannot guarantee that we will be able to sell all the shares. If we are successful, the money raised will be applied to the items set forth in this plan of operations. However, regardless of our ability to raise money from the Offering, we believe that our operations will be sufficiently supported by cashflows derived from sale of our products and services.

Our officer has agreed to advance funds as needed until the public offering is completed or failed. While he has agreed to advance the funds, the agreement is verbal and is unenforceable as a matter of law.

Liquidity is the ability of an enterprise to generate adequate amounts of cash to meet its needs for cash requirements. We had available cash on hand of $5,317 as of September 30, 2023, as compared to $33,818 as of December 31, 2022. The decrease in capital was directly related to a decrease in proceeds from the sale of common stock.

Cash flows for the three months ended September 30, 2023.

Net cash flow derived from operating activities was $(645,831) for the nine months ended September 30, 2023. This is due primarily to a net loss of $874,855, accounts receivable of $(67,451) and prepaids and other current assets of $(7,442), offset primarily by $233,505 in stock-based compensation and $37,500 in accrued interest from a related party. The increase from net cash flow derived from operating activities for the nine months ended September 30, 2022, of $(1,124,630) is primarily due to the expansion of our operations.

Net cash flow used in investing activities was $0 for the nine months ended September 30, 2023, and $(9,207) for the nine months ended September 30, 2022, due primarily to the purchase of property or equipment totaling $(9,207) during the nine months ended September 30, 2022.

Net cash provided by financing activities was $628,30 for the nine months ended September 30, 2023, and consisted of $175,000 from the proceeds from the sale of common stock, $173,261 from advances from related parties and $200,000 from proceeds from convertible notes payable. Net cash provided by financing activities was $522,136 for the nine months ended September 30, 2022, and consisted of $471,967 from the proceeds from the sale of common stock. The Company continues to raise capital to fund operations.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies

Our significant accounting policies are more fully described in the notes to our consolidated financial statements. Those material accounting estimates that we believe are the most critical to an investor’s understanding of our financial results and condition are discussed immediately below and are particularly important to the portrayal of our financial position and results of operations and require the application of significant judgment by our management to determine the appropriate assumptions to be used in the determination of certain estimates.

Use of estimates in the preparation of financial statements.

Preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates. Significant estimates include the allowance for doubtful accounts and impairment assessments related to long-lived assets.

Revenue recognition

The Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, codified as Accounting Standards Codification (“ASC”) 606 Revenue from Contracts with Customers, which provides a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. The Company adopted ASC 606 upon Inception.

The Company provides online marketing services. The Company’s revenue is generated on services priced at fixed rates. Revenue is recorded as services are performed which typically all occur within a calendar month.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

None.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the name and age of our current director and executive officer, as well as the principal offices and positions he holds. Our Board of Directors appoints our executive officers. Our directors serve until the earlier occurrence of the election of his successor at the next meeting of shareholders, death, resignation, or removal by the Board of Directors. Other than Jason Wood, the Company has no promoters as that term is defined by Rule 405 of Regulation S-K.

Name	Age	Position
Jason Wood	47	Director, Chairman, President, CEO, CFO, Secretary and Treasurer
Kevin D. Frisbie	52	Director
Bill Anderson	69	Director, COO

No executive officer or director of the corporation has been the subject of any order, judgment, or decree of any court of competent jurisdiction, or any regulatory agency permanently or temporarily enjoining, barring, suspending or otherwise limiting him or her from acting as an investment advisor, underwriter, broker or dealer in the securities industry, or as an affiliated person, director or employee of an investment company, bank, savings and loan association, or insurance company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any securities.

No executive officer or director of the corporation has been convicted in any criminal proceeding (excluding traffic violations) or is the subject of a criminal proceeding that is currently pending.

No executive officer or director of the corporation is the subject of any pending legal proceedings.

Background Information about Our Officer and Director

Jason Wood – Director/CEO

Jason Wood is the majority owner of one of the most innovative digital marketing firms in the United States, Specificity, Inc. formed in November 2020. Specificity is an avant-garde digital marketing strategy firm which constantly seeks and deploys new digital marketing technology and implementation tools - tools for enabling simple ad deployment and measurable campaign results. Specificity is an incubator for technology start-ups in the digital marketing arena.

Already, Specificity Inc. maintains four portfolio digital marketing companies, all offering new and unique ways to reach hyper-focused audiences to boost sales for clients. The first, PickPocket™, is a fully automated, self-serve, platform which includes programmatic digital marketing. This entity competes and improves upon the products offered by the social media platforms by delivering marketing to a dramatically more granularly targeted audience. PickPocket™ allows users to improve client conversions with only four clicks - measurable increased ROI coupled with easy campaign implementation. Additionally, customers completely control the spending level, campaign duration and audience size without contractual obligations.

Prior to forming Specificity Jason was the CEO of Actionable Insights, a digital marketing firm, beginning in October 2011.

Jason studied Marketing at the University of Missouri while on a full athletic scholarship before transferring to Southwest Missouri State University. After college, Wood immediately began a sales career. It was in Springfield, Missouri whereby Wood’s passion for sales and marketing flourished, catapulting him into the business world. Wood earned countless sales awards throughout his career. In fact, he was the top performing salesperson for every company for whom he worked. Wood’s entrepreneur background is just as impressive. At 44 years, Wood has successfully owned and operated an automotive lift company, two sales/marketing consulting firms, a digital marketing firm and now leads Specificity Inc., a company which he is taking public.

Kevin D. Frisbie – Director

Kevin Frisbie is the Founder and President of Frisbie & Associates, a comprehensive financial services firm with offices in Lewiston, Brewer, and Mexico, Maine, with other affiliate locations in Saco, Hallowell, Bath, and Portland. When Kevin originally launched his practice over five years ago, he worked with a strong focus in the area of strategic planning for social security and retirement. Since that time, he has expanded his office and team to address virtually every personal investment and insurance need an individual, business, or family may have throughout the entire course of their lives.

Operating as an Investment Adviser Representative, Kevin is free to act solely in the best interest of his clients. He believes in a holistic approach to financial planning. As a former baseball coach, Kevin has always had the heart of a teacher and mentor. These traits, combined with a vast knowledge of the industry, have helped him develop a passion for guiding his clients on their path to financial security. Kevin’s drive to educate and inform makes him a truly unique and gifted financial advisor.

Kevin has also assembled a team of experienced insurance professionals from across the state who specialize in various aspects of the industry, such as life insurance, annuities, social security & retirement strategies, long term care, Medicare planning, group & individual health insurance and employee benefits. Collectively, this group brings well over 100 years of industry expertise to the table, ensuring that whatever needs a client may have, Team Frisbie will meet.

Kevin presents informational workshops on a variety of topics including Asset Preservation, Social Security Planning, Long Term Care, Financial Wellness for Employees, How to Manage Your Money During Times of Unexpected Transition, and Fundamental Financial Literacy.

As a motivational speaker and published author of Every Dime Every Day, Kevin’s expertise is frequently in high demand. He can regularly be heard on radio station 101.3, The Voice of Maine’s Financial Safari radio program, as well as seen on multiple educational TV programs.

Bill Anderson – Director/COO

Bill’s experience extends from corporate management in the Fortune 100 arena to management consulting and business development. Bill is well traveled and has lived in nine different states ranging from the East Coast, West Coast, Southwest, Southeast Central and the Great Lakes. He has spent the most recent 15 years living and working in Ohio. Bill Worked in the food business supply chain for 25 years, the last 18 with Sara Lee. He then went on to work in management consulting for six years. After that, Bill spent five years self-employed until May 2017, before taking on the role as Chief Operating Officer of Actionable Insights, a digital marketing firm, in June of 2017. Bill joined Specificity in November 2020 as COO. Bill has a BS Degree in Business Administration and a Masters Degree in Management. He earned a Masters in Management as a non-traditional student and has a deep interest in and understanding of organizational development and how people work.

Involvement in Certain Legal Proceedings

To our knowledge, during the past ten years, no present or former director or executive officer of our company: (1) filed a petition under the federal bankruptcy laws or any state insolvency law, nor had a receiver, fiscal agent or similar officer appointed by a court for the business or present of such a person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer within two years before the time of such filing; (2) was convicted in a criminal proceeding or named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting the following activities: (i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliated person, director of any investment company, or engaging in or continuing any conduct or practice in connection with such activity; (ii) engaging in any type of business practice; (iii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodity laws; (4) was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described above under this Item, or to be associated with persons engaged in any such activity; (5) was found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission to have violated any federal or state securities law and the judgment in subsequently reversed, suspended or vacate; (6) was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE

Summary Compensation Table

Name and Principal Position	Title	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All other Compensation (1) ($)	Total ($)
Jason Wood	Chairman, CEO and President	2023	$83,185	-0-	-0-	-0-	-0-	-0-	-0-	$83,185
		2022	$181,078	-0-	-0-	-0-	-0-	-0-	-0-	$181,078
		2021	$217,568	-0-	-0-	-0-	-0-	-0-	$1,257,148	$1,417,568
		2020	-0-	-0-	-0-	-0-	-0-	-0-	$94,774	$94,774
Kevin D. Frisbie	Chief Revenue Officer	2023	-0-	-0-	-0-	-0-	-0-	-0-	$20,066	$20,066
		2022	-0-	-0-	-0-	-0-	-0-	-0-	$20,066	$20,066
		2021	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
		2020	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
William Anderson	Chief Operations Officer	2023	$85,000	-0-	-0-	-0-	-0-	-0-	-0-	$85,000
		2022	$78,870	-0-	-0-	-0-	-0-	-0-	-0-	$78,870
		2021	$42,000	-0-	-0-	-0-	-0-	-0-	-0-	$42,000
		2020	$3,750	-0-	-0-	-0-	-0-	-0-	-0-	$3,750

(1)	the Company covered personal expenses and other expenses incurred by other entities controlled by Mr. Wood. These amounts are not going to be repaid and thus were treated as compensation. The Company covered an amount equal to exactly one-half (50%) of Kevin Frisbie’s health insurance costs.

Long-Term Incentive Plans

We currently do not have any Long-Term Incentive Plans.

Director Compensation

None.

Director Independence

Our Board of Directors is currently composed of three members, none of whom are an independent director.

Security Holders Recommendations to Board of Directors

We welcome comments and questions from our shareholders. Shareholders can direct communications to our Chief Executive Officer, Jason Wood, at our executive offices. However, while we appreciate all comments from shareholders, we may not be able to individually respond to all communications. We attempt to address shareholder questions and concerns in our press releases and documents filed with the SEC so that all shareholders have access to information about us at the same time. Jason Wood collects and evaluates all shareholder communications. All communications addressed to our director and executive officer will be reviewed by Jason Wood unless the communication is clearly frivolous.

Code of Ethics

The Company has not formally adopted a written code of business conduct and ethics that governs the Company’s employees, officers and Directors as the Company is not required to do so.

Committees

We do not currently have an audit, compensation, or nominating committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 6, 2024, with respect to the beneficial ownership of shares of Common Stock by (i) each person known to us who owns beneficially more than 5% of the outstanding shares of Common Stock (based upon reports which have been filed and other information known to us), (ii) each of our Directors, (iii) each of our Executive Officers and (iv) all of our Executive Officers and Directors as a group. Unless otherwise indicated, each stockholder has sole voting and investment power with respect to the shares shown. As of March 6, 2024, we had 11,480,584 shares of Common Stock issued and outstanding, 1,000,000 shares of Series A Preferred Stock issued and outstanding, and 260,000 shares of Series B Preferred Stock issued and outstanding.

Shareholder	Number of Shares of Common Stock Held	Number of Shares of Series A Stock(2)	Number of Shares of Series B Preferred Stock(3)		Total Voting Rights	Voting % Prior to Offering	Voting % After Offering
Jason Wood	6,510,000	1,000,000	0		49,006,972	92.26%	85.8%
Kevin Frisbie	630,000	0	208,000	(4)	630,000	1.19%	1.10%
Bill Anderson	320,000	0	0		320,000	0.6%	0.6%
All Officers and Directors	7,460,000	1,000,000	208,000		49,956,972	94.05%	87.5%
TOTAL	7,460,000	1,000,000	208,000		49,956,972	94.05%	87.5%

(1)	Under Rule 13d-3 promulgated under the Exchange Act, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(2)	Holders of Series A Preferred Stock have voting rights equal to exactly eighty (80%) of all voting rights available at the time of any vote, including Series A Preferred voting rights

(3)	Holders of Series B Preferred Stock do not have voting rights but do have the right to convert into the aggregate pro rata number of shares of Common stock equal to ten percent (10%) of the sum of the total issued and outstanding shares of common plus the shares of common to be issued to the holder of the Series B Preferred Stock.

(4)	Kevin Frisbie directly owns 104,000 shares of Series B Preferred Stock, and indirectly owns through the relationship to the owner, his spouse, an additional 104,000 shares of Series B Preferred Stock.

We are not aware of any arrangements that could result in a change of control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

On January 13, 2021, the Company and Jason Wood, as holder of 100% ownership of Pickpocket, Inc., entered into an agreement whereby the Company purchased exactly 80% of the total issued and outstanding stock of Pickpocket, Inc. in exchange for a 5-year 5% promissory note in the amount of $1,000,000. The note is to be paid in quarterly payments of interest only with any remaining interest and principal due at maturity.

On January 13, 2021, the Company sold exactly 260,000 shares of Series B Preferred Stock.

Pursuant to the Registration Statement on Form S-1 as filed on May 20, 2022, and deemed effective on June 1, 2022, Jason Wood registered for resale exactly 500,000 shares of common stock of the Company at a price of $1.50 per share. Subsequently, Jason Wood sold 500,000 shares of the registered common stock of the Company to various parties during the year ended December 31, 2022.

For the year ending December 31, 2023, Jason Wood loaned the company cash in the total amount of $60,000.00 for various operating expenses. There is not currently a formal plan for repayment, however when funds are available the Company has agreed to repay the loaned funds to Mr. Wood. Between January 27, 2023, through December 28, 2023, William Anderson made various payments via personal credit for various operating and administrative expenses owed by the Company on behalf of the Company. There is not currently a formal plan for repayment, however when funds are available the Company has agreed to repay the loaned funds plus interest charged to Mr. Anderson on the purchases.

Otherwise, from the year ended December 31, 2022, through the year ended December 31, 2023, there have been no additional transactions, or any proposed transactions, in which the Company was or is to be a participant and in which any related person had or will have a direct or indirect material interest, that would be required to be disclosed herein pursuant to Items 404(a) and 404(d) of Regulation S-K.

Director Independence

Our Board of Directors has determined that it does not have a member that is “independent” as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended.

LEGAL MATTERS

The validity of the shares sold by us under this prospectus will be passed upon for us by William R. Eilers, Esq.

EXPERTS

BF Borgers C.P.A., PC, our independent registered public accountant, has audited our financial statements included in this prospectus and Registration Statement to the extent and for the periods set forth in their audit report. BF Borgers C.P.A., PC. has presented its report with respect to our audited financial statements.

COMMISSION POSITION ON INDEMNIFICIATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provides that we shall indemnify our directors and officers to the fullest extent permitted by Nevada law and that none of our directors will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

●	for any breach of the director’s duty of loyalty to the Company or its stockholders;

●	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

●	under Nevada General Corporation Law for the unlawful payment of dividends; or

●	for any transaction from which the director derives an improper personal benefit.

These provisions require us to indemnify our directors and officers unless restricted by Nevada law and eliminate our rights and those of our stockholders to recover monetary damages from a director for breach of his or her fiduciary duty of care as a director except in the situations described above. The limitations summarized above, however, do not affect our ability or that of our stockholders to seek non-monetary remedies, such as an injunction or rescission against a director for breach of his or her fiduciary duty.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act, and the rules and regulations promulgated thereunder, with respect to the Common Stock offered hereby. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. While we have summarized the material terms of all agreements and exhibits included in the scope of this Registration Statement, for further information regarding the terms and conditions of any exhibit, reference is made to such exhibits. We may be subject to the reporting and other requirements of Section 15(d) of the Securities Exchange Act of 1934 and will continue to file periodic reports with the Securities and Exchange Commission, including a Form 10-K for the year ended December 31, 2023, and periodic reports on Form 10-Q during that period. We will make available to our shareholders annual reports containing financial statements audited by our independent auditors and our quarterly reports containing unaudited financial statements for each of the first three quarters of each year; however, we will not send the annual report to our shareholders unless requested by an individual shareholder.

For further information with respect to us and the Common Stock, reference is hereby made to the Registration Statement and the exhibits thereto, which may be inspected and copied at the principal office of the SEC, 100 F Street NE, Washington, D.C. 20549, and copies of all or any part thereof may be obtained at prescribed rates from the Commission’s Public Reference Section at such addresses. Also, the SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. To request such materials, please contact Jason Wood, our President and Chief Executive Officer.

SPECIFICITY, INC

BALANCE SHEETS

(UNAUDITED)

	As of September 30, 2023	As of December 31, 2022
Assets:
Current assets
Cash and cash equivalents	$5,317	$22,818
Accounts receivable	75,633	8,182
Prepaid expenses and other current assets	9,292	235,375
Total current assets	90,242	266,375

Property and equipment, net	62,888	70,722
Right of use asset	33,004	64,632
Total assets	$186,134	$401,729

Liabilities and Stockholders' Deficit:
Current liabilities:
Account payable	$103,642	$93,867
Accrued liabilities	43,111	37,828
Accrued interest, related party	37,500	-
Notes payable	116,959	-
Related party advances	367,000	193,739
Convertible note payable, net discount of $10,000	173,110	-
Right of use liability	33,004	43,909
Total current liabilities	874,326	369,343

Long term liabilities -
Related party notes payable	1,000,000	1,000,000
Right of use liability, net of current portion	-	20,723
Total liabilities	1,874,326	1,390,066

Commitments and contingencies

Stockholders' Deficit:
Preferred stock, Series A; $0.001 par value; 1,000,000 shares authorized; 1,000,000 shares issued and outstanding as of September 30, 2023 and December 31, 2022	1,000	1,000
Preferred stock, Series B; $0.001 par value; 560,000 and 560,000 shares authorized; 560,000 and 560,000 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	1,400,000	1,400,000
Common stock, $0.001 par value; 50,000,000 shares authorized, 10,782,584 and 10,652,584 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	10,812	10,652
Additional paid-in capital	4,576,253	4,401,413
Accumulated deficit	(7,676,257)	(6,801,402)
Total stockholders' deficit	(1,688,192)	(988,337)
Total liabilities and stockholders' deficit	$186,134	$401,729

See accompanying notes to the financial statements.

SPECIFICITY, INC

STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended September 30, 2023	For the Three Months Ended September 30, 2022	For the Nine Months Ended September 30, 2023	For the Nine Months Ended September 30, 2022

Revenue, net	$320,271	$378,660	$805,317	$649,510
Cost of revenues	26,625	110,360	263,825	261,250
Gross profit	293,646	268,300	541,492	388,260

Operating expenses:
Sales and marketing	17,081	19,837	73,091	32,717
General and administrative expenses, including stock based compensation of $0, $0, $233,505 and $600,000, respectively	191,199	587,611	1,160,333	1,922,740
Officer compensation	15,400	20,988	76,673	116,518
Total operating expenses	223,680	628,436	1,310,097	2,071,975

Income (loss) from operations	69,966	(360,136)	(768,605)	(1,683,715)

Other income (expense):
Interest expense	(17,500)	(12,466)	(106,250)	(23,014)
Total other income (expense)	(17,500)	(12,466)	(106,250)	(23,014)

Net income (loss)	$52,466	$(372,602)	$(874,855)	$(1,706,729)

Basic and diluted net income (loss) per common share attributable to common stockholders	$0.00	$(0.04)	$(0.08)	$(0.19)
Weighted-average number of shares used in computing basic and diluted per share amounts	10,782,584	9,369,345	10,669,435	9,123,984

See accompanying notes to the financial statements.

SPECIFICITY, INC

STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022

(UNAUDITED)

	Preferred Stock, Series A		Preferred Stock, Series B		Common Stock		Additional	Subscription	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Paid-in Capital	Receivable	Deficit	Deficit
Balance, December 31, 2022	1,000,000	$1,000	560,000	$1,400,000	10,652,584	$10,652	$4,401,413	$-	$(6,801,402)	(988,337)

Issuance of common stock for cash	-	-	-	-	130,000	130	174,870	-	-	175,000
Net loss	-	-	-	-	-	-	-	-	(874,855)	(874,855)
Balance, September 30, 2023	1,000,000	$1,000	560,000	$1,400,000	10,782,584	$10,782	$4,576,283	$-	$(7,676,257)	$(1,688,192)

	Preferred Stock, Series A		Preferred Stock, Series B		Common Stock		Additional	Subscription	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Paid-in Capital	Receivable	Deficit	Deficit
Balance, June 30, 2023	1,000,000	$1,000	560,000	$1,400,000	10,682,584	$10,682	$4,476,383	$-	$(7,728,723)	(1,840,658)

Sales of common stock	-	-	-	-	100,000	100	99,900		-	100,000
Net income	-	-	-	-	-	-	-	-	52,466	52,466
Balance, September 30, 2023	1,000,000	$1,000	560,000	$1,400,000	10,782,584	$10,782	$4,576,283	$-	$(7,676,257)	$(1,688,192)

	Preferred Stock, Series A		Preferred Stock, Series B		Common Stock		Additional	Subscription	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Paid-in Capital	Receivable	Deficit	Deficit
Balance, December 31, 2021	1,000,000	$1,000	260,000	$650,000	8,654,701	$8,655	$1,418,896	$(1,500)	$(2,456,870)	$(379,819)

Issuance of common stock for cash	-	-	-	-	812,482	812	1,262,901	-	-	1,263,713
Offering costs	-	-	-	-	-	-	(28,685)	-	-	(28,685)
Stock-based compensation	-	-	-	-	400,000	400	599,600	-	-	600,000
Net loss	-	-	-	-	-	-	-	-	(2,283,652)	(2,283,652)
Balance, September 30, 2022	1,000,000	$1,000	260,000	$650,000	9,867,183	$9,867	$3,252,712	$(1,500)	$(4,740,522)	$(828,443)

	Preferred Stock, Series A		Preferred Stock, Series B		Common Stock		Additional	Subscription	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Paid-in Capital	Receivable	Deficit	Deficit
Balance, June 30, 2022	1,000,000	$1,000	260,000	$650,000	9,369,345	$9,369	$2,467,318	$(1,500)	$(4,163,599)	$(1,037,412)

Issuance of common stock for cash	-	-	-	-	497,838	498	791,248	-	-	791,746
Offering costs	-	-	-	-	-	-	(5,854)	-	-	(5,854)
Net loss	-	-	-	-	-	-	-	-	(576,923)	(576,923)
Balance, September 30, 2022	1,000,000	$1,000	260,000	$650,000	9,867,183	$9,867	$3,252,712	$(1,500)	$(4,740,522)	$(828,443)

See accompanying notes to the financial statements.

SPECIFICITY, INC

STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Nine Months Ended September 30, 2023	For the Nine Months Ended September 30, 2022

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(874,855)	$(1,706,729)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	233,505	600,000
Depreciation	7,834	4,769
Debt discount amortization	10,000	-
Changes in operating assets and liabilities:
Accounts receivable	(67,451)	-
Prepaids and other current assets	(7,422)	(3,557)
Accounts payable	9,775	(21,246)
Accrued liabilities	5,283	(10,333)
Accrued interest, related party	37,500	12,466
Net cash used in operating activities	(645,831)	(1,124,630)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	-	(9,207)
Net cash used in investing activities	-	(9,207)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	120,000	-
Payments on notes payable	(3,041)	-
Advances from related party	173,261	73,000
Proceeds from convertible notes payable	200,000	-
Payments on convertible notes	(36,890)
Payment of deferred offering costs	-	(22,831)
Proceeds from sale of common stock	175,000	471,967
Net cash provided by financing activities	628,330	522,136

Change in cash and cash equivalents	(17,501)	(611,701)
Cash and cash equivalents, beginning of period	22,818	637,841
Cash and cash equivalents, end of period	$5,317	$26,140

Supplemental disclosures of cash flow information:
Cash paid for interest	$58,750	$10,548
Cash paid for income taxes	$-	$-

Non-cash investing and financing activities:
Right of use asset and liability	$-	$104,665

See accompanying notes to the financial statements.

SPECIFICITY, INC.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2023

(UNAUDITED)

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Specificity, Inc. (the “Company”) is a Nevada Corporation incorporated on November 25, 2020 (“Inception”).

The Company is a full-service digital marketing firm that delivers cutting-edge marketing solutions to business-to-business clients as well as business to consumer clients. The Company has developed tools that allow us to identify and market to people who are actively in the buying cycle. We take advantage of the real-time messaging opportunities digital marketing offers to give small and medium-sized businesses a fair chance at online traffic.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The accompanying unaudited interim consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the United States Securities and Exchange Commission. Certain information and disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments and disclosures necessary for a fair presentation of these consolidated financial statements have been included. Such adjustments consist of normal recurring adjustments. These interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements of the Company for the year ended December 31, 2022. The results of operations for the nine months ended September 30, 2023 are not indicative of the results that may be expected for the full year.

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

Cash and cash equivalents are maintained at financial institutions and, at times, balances may exceed federally insured limits of $250,000 per institution that pays Federal Deposit Insurance Corporation (“FDIC”) insurance premiums. The Company has never experienced any losses related to these balances.

SPECIFICITY, INC.

NOTES TO THE FINANCIAL STATEMENTS

(UNAUDITED)

Fair Value Measurements

The Company follows FASB ASC 820, Fair Value Measurements and Disclosures (“ASC 820”) to measure and disclosure the fair value of its financial instruments. ASC 820 establishes a framework for measuring fair value in U.S. GAAP and expands disclosures about fair value measurements and establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The three levels of fair value hierarchy defined by ASC 820 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally unobservable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amounts reported in the Company’s financial statements for cash, accounts receivable, prepaids and other current assets, accounts payable, etc. approximate their fair value because of the immediate or short-term mature of these financial instruments.

Per Share Information

Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the year. Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period, increased by the potentially dilutive common shares that were outstanding during the period. As of September 30, 2023, the Company had 175,000 warrants and approximately 147,000 in potential shares under a convertible note which were excluded from the calculation as the exercise prices were in excess of the fair market value of the Company’s common stock or the note wasn’t eligible to be converted. As of September 30, 2022, the Company did not have any dilutive shares.

New Accounting Pronouncements

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date that amend the original text of ASC. The Company believes those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to the Company or (iv) are not expected to have a significant impact on the Company.

NOTE 3 – GOING CONCERN

As reflected in the accompanying financial statements, during the nine months ended September 30, 2023, the Company incurred a net loss of $874,855 and used cash of $645,831 in operating activities. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. We have evaluated the conditions or events that raise substantial doubt about the Company’s ability as a going concern within one year of issuance of the financial statements.

SPECIFICITY, INC.

NOTES TO THE FINANCIAL STATEMENTS

(UNAUDITED)

While the Company is continuing operations and generating revenues, the Company’s cash position is not significant enough to support the Company’s daily operations. To fund operations and reduce the working capital deficit, the Company has raised capital through the sale of common and preferred stock as well as monies advanced from related parties. While the Company believes in the viability of its strategy to generate revenues and in its ability to raise additional funds, there can be no assurances to that effect, nor can there be assurance that such funds will be at acceptable terms. The ability of the Company to continue as a going concern is dependent upon our ability to further implement its business plan and generate revenues and cash flows. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 – FINANCIAL STATEMENT ELEMENTS

In 2020, the Company purchased software for which is to be used in operations with a $50,000 note payable. The software is not expected to be implemented until late-2023 and thus no amortization was recorded at September 30, 2023.

NOTE 5 – ADVANCES AND NOTES PAYABLE

On January 13, 2021, the Company entered into a share purchase agreement with the Company’s Chief Executive Officer to acquire 80% of Pickpocket, Inc. (“Pickpocket”) for a purchase price of $1.0 million in the form of a promissory note. As of the date of acquisition, Pickpocket did not have any operations or significant assets. Upon acquisition, the Company expensed the $1.0 million as compensation to officer. The transaction was accounted for on a carry-over basis as the Chief Executive Officer was the controlling shareholder in both entities. The promissory note incurs interest at a rate of 5% per annum. During the nine months ended September 30, 2023 and 2022, the Company either accrued or paid interest of $37,500. As of September 30, 2023, the Company has accrued interest of $37,500 included within accrued interest, related party on the accompanying balance sheet.

The Company’s chief executive officer and a member of management have advanced the Company funds for operations. The advances do not incur interest and are due on demand. As of September 30, 2023, the balance due on the advances was $367,000.

On March 2, 2023, the Company entered into a revenue purchase agreement with a third party. Under the terms of the agreement, the Company received proceeds of $120,000 for which $169,200 will be repaid in 36 weekly installments of $4,700. The amounts loaned are secured by substantially all of the Company’s assets and are guaranteed by the Company’s Chief Executive Officer and a member of management. As of September 30, 2023, the required payments weren’t being made and the Company was in default.

On April 25, 2023, the Company entered into a convertible promissory note with a principal amount of $220,000, of which $200,000 was received in proceeds. The $20,000 on-issuance discount was recorded as a discount to the note and is being amortized to interest expense over the term of the note. The convertible promissory note contains a one-time interest charge of 10% applied on the issuance date to the original principal amount. The principal and interest are due in fixed monthly payments of $26,889 from July 2023 through March 2024. The principal and accrued interest may be converted into shares of the Company’s common stock at a conversion price of $1.50 per share at any time while the note is outstanding. During the nine months ended September 30, 2023, the Company recorded $10,000 in debt discount amortization with $10,000 remaining which will be amortized over the term of the note. As of September 30, 2023, the Company was delinquent in payments and thus the note was considered in default.

SPECIFICITY, INC.

NOTES TO THE FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 6 - COMMITMENTS AND CONTINGENCIES

Lease

The Company leases offices used for operations under a non-cancelable agreement. Rent expense for the nine months ended September 30, 2023 and 2022 was $66,571 and $95,536, respectively. On January 1, 2022, the Company recorded a right of use asset and liability of $104,665. The Company used an effective borrowing rate of 3% which is the annual increase per the lease agreement.

Litigation

The Company is not party to any pending or threatened litigation.

Significant Contracts

On January 1, 2021, the Company entered into an employment contract with its Chief Executive Officer for which the initial term of the agreement is for one year and renews automatically annually. If the Chief Executive Officer is terminated without cause, then the remaining current contract year shall be paid. During the nine months ended September 30, 2023, and 2022 the Company accrued or paid either the Chief Executive Officer and/or entities affiliated with the Chief Executive Officer $76,273, and $161,217, respectively which has been classified as officer compensation on the accompanying statements of operations. As of September 30, 2023, amounts due to the Chief Executive Officer were $40,000 and included within accrued liabilities on the accompanying balance sheet.

See Notes 5 and 7 for additional transactions with the related party.

NOTE 7 – STOCKHOLDERS’ EQUITY (DEFICIT)

Series A Preferred Stock

The Company is authorized to issue 1,000,000 shares of $0.001 par value Series A preferred stock (“Series A”). The holder of the Series A preferred stock is entitled to 80% of all voting rights available at the time of any vote. In the event of liquidation or dissolution of the Company, holders of Series A preferred stock are entitled to share ratably in all assets remaining after payment of liabilities and have no liquidation preferences. Holders of Series A preferred stock have a right to convert each share of Series A into five shares common stock. See below for discussion regarding issuance of Series A preferred stock.

Series B Preferred Stock

The Company is authorized to issue 260,000 shares of $0.001 par value Series B preferred stock (“Series A”). During September 2022, the Company increased the Series B preferred stock authorized shares to 560,000. The holder of the Series B preferred stock do not have voting rights. In the event of liquidation or dissolution of the Company, holders of Series B preferred stock are entitled to share ratably in all assets remaining after payment of liabilities and have no liquidation preferences. Holders of Series B preferred stock have a right to convert in the pro rata portion of exactly ten percent of the issued and outstanding common stock of the Company.

Common Stock

The Company is authorized to issue 50,000,000 shares of $0.001 par value common stock. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

SPECIFICITY, INC.

NOTES TO THE FINANCIAL STATEMENTS

(UNAUDITED)

During the nine months ended September 30, 2022 the Company sold 812,482 shares of common stock to various investors at $1.50 per share resulting in gross proceeds of $1,263,713. Offering costs related to the sale of these shares amounted to $28,685 As of September 30, 2022, there were no subscriptions receivable related to these sales.

During the nine months ended September 30, 2022, the Company issued 400,000 shares of common stock to two employees for services rendered. The Company recorded $600,000 as stock-based compensation, within general and administrative expense in connection with the issuance. The Company valued the shares based upon the recent sales of common stock.

During the nine months ended September 30, 2023, the Company sold 130,000 shares of common stock at prices ranging from $1.00 to $2.50 per share resulting in proceeds of $175,000. In connection with the sale, the Company issued warrants to purchase 175,000 shares of common stock at exercise prices ranging from $3.00 - $5.00. The warrants vested upon issuance and expire in two years.

NOTE 8 – SUBSEQUENT EVENTS

Management has evaluated subsequent events pursuant to the requirements of ASC Topic 855 and has determined that no material subsequent events exist other than those disclosed.

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Specificity, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Specificity, Inc. (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ BF Borgers CPA PC

PCAOB #5041

We have served as the Company’s auditor since 2021

Lakewood, CO

March 20, 2023

Specificity, Inc.

Balance Sheets

	As of December 31, 2022	As of December 31, 2021
Assets:
Current assets
Cash and cash equivalents	$22,818	$637,841
Accounts receivable	8,182	-
Prepaid expenses and other current assets	235,375	6,851
Total current assets	266,375	644,692

Property and equipment, net	70,722	70,423
Right of use asset	64,632	-

Total assets	$401,729	$715,115

Liabilities and Stockholders’ Deficit:
Current liabilities:
Account payable	$93,867	$24,511
Accrued liabilities	37,828	70,423
Related party advances	193,739	-
Right of use liability	43,909	-
Total current liabilities	369,343	94,934

Long term liabilities -
Related party notes payable	1,000,000	1,000,000
Right of use liability, net of current portion	20,723	-

Total liabilities	1,390,066	1,094,934

Commitments and contingencies

Stockholders’ Deficit:
Preferred stock, Series A; $0.001 par value; 1,000,000 shares authorized; 1,000,000 shares issued and outstanding as of December 31, 2022 and 2021	1,000	1,000
Preferred stock, Series B; $0.001 par value; 560,000 and 260,000 shares authorized; 560,000 and 260,000 shares issued and outstanding as of December 31, 2022 and 2021, respectively	1,400,000	650,000
Common stock, $0.001 par value; 50,000,000 shares authorized, 10,652,584 and 8,654,701 shares issued and outstanding as of December 31, 2022 and 2021, respectively	10,652	8,655
Additional paid-in capital	4,401,413	1,418,896
Subscriptions receivable	-	(1,500)
Accumulated deficit	(6,801,402)	(2,456,870)
Total stockholders’ deficit	(988,337)	(379,819)
Total liabilities and stockholders’ deficit	$401,729	$715,115

See accompanying notes to the financial statements.

Specificity, Inc.

Statement of Operations

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021
Revenue, net	$1,148,246	$749,012
Cost of revenues	592,102	372,455
Gross profit	556,144	376,557

Operating expenses:
Sales and marketing	140,419	33,246
General and administrative expenses, including stock based compensation of $2,264,081 and $0, respectively	4,528,637	1,257,148
Officer compensation	181,078	1,417,568
Total operating expenses	4,850,134	2,707,962

Loss from operations	(4,293,990)	(2,331,405)

Other income (expense):
Interest expense	(50,542)	(50,000)
Total other income (expense)	(50,542)	(50,000)

Net loss	$(4,344,532)	$(2,381,405)

Basic and diluted net loss per common share attributable to common stockholders	$(0.45)	$(0.30)
Weighted-average number of shares used in computing basic and diluted per share amounts	9,754,075	7,889,252

See accompanying notes to the financial statements.

Specificity, Inc.

Statement of Stockholders Equity (Deficit)

	Preferred Stock, Series A		Preferred Stock, Series B		Common Stock		Additional	Subscription	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Paid-in Capital	Receivable	Deficit	Equity (Deficit)
Balance, December 31, 2020	1,000,000.00	$1,000	260,000	$650,000	7,670,000	$7,670	$76,330	$(422,500)	$(75,465)	$237,035

Issuance of common stock for cash	-	-	-	-	984,701	985	1,411,065	21,000	-	1,433,050
Issuance of preferred stock for cash	-	-	-	-	-	-	-	200,000	-	200,000
Removal of subscription to reflect proceeds paid to related entity	-	-	-	-	-	-	-	200,000	-	200,000
Offering costs	-	-	-	-	-	-	(68,499)	-	-	(68,499)
Net income	-	-	-	-	-	-	-	-	(2,381,405)	(2,381,405)
Balance, December 31, 2021	1,000,000	$1,000	260,000	$650,000	8,654,701	$8,655	$1,418,896	$(1,500)	$(2,456,870)	$(379,819)

Issuance of common stock for cash	-	-	-	-	814,740	814	1,264,801	1,500	-	1,267,115
Offering costs	-	-	-	-	-	-	(28,685)	-	-	(28,685)
Stock based compensation	-	-	300,000	750,000	1,183,143	1,183	1,746,401	-	-	2,497,584
Net income	-	-	-	-	-	-	-	-	(4,344,532)	(4,344,532)
Balance, December 31, 2022	1,000,000	$1,000	560,000	$1,400,000	10,652,584	$10,652	$4,401,413	$-	$(6,801,402)	$(988,337)

See accompanying notes to the financial statements.

Specificity, Inc.

Statement of Cash Flows

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,344,532)	$(2,381,405)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	2,264,081	-
Depreciation	9,982	719
Acquistion of Pick Pocket and subscription payable treated as officer compensation	-	1,200,000
Changes in operating assets and liabilities:
Accounts receivable	(8,182)	7,250
Prepaids and other current assets	4,979	(6,851)
Accounts payable	69,356	3,490
Accrued liabilities	(32,595)	70,423
Net cash used in operating activities	(2,036,911)	(1,106,374)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(10,281)	(21,142)
Net cash used in investing activities	(10,281)	(21,142)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from subscription receivables	-	221,000
Payments on notes payable	-	(30,000)
Advances from related party	193,739	-
Payment of deferred offering costs	-	(54,801)
Proceeds from sale of common stock	1,238,430	1,412,050
Net cash provided by financing activities	1,432,169	1,548,249

Change in cash and cash equivalents	(615,023)	420,733
Cash and cash equivalents, beginning of period	637,841	217,108
Cash and cash equivalents, end of period	$22,818	$637,841

Supplemental disclosures of cash flow information:
Cash paid for interest	$50,542	$-
Cash paid for income taxes	$-	$-

Non-cash investing and financing activities:
Issuance of a related party notes payable for Pick Pocket	$-	$1,000,000
Subscription receivable treated as officer compensation	$200,000	$200,000
Right of use asset and liability	$104,665
Prepaid through issuance of common stock	$557,052

See accompanying notes to the financial statements.

SPECIFICITY, INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Specificity, Inc. (the “Company”) is a Nevada Corporation incorporated on November 25, 2020 (“Inception”).

The Company is a full-service digital marketing firm that delivers cutting-edge marketing solutions to business-to-business clients as well as business to consumer clients. The Company has developed tools that allow us to identify and market to people who are actively in the buying cycle. We take advantage of the real-time messaging opportunities digital marketing offers to give small and medium-sized businesses a fair chance at online traffic.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Also see Note 3.

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

Cash and cash equivalents are maintained at financial institutions and, at times, balances may exceed federally insured limits of $250,000 per institution that pays Federal Deposit Insurance Corporation (“FDIC”) insurance premiums. The Company has never experienced any losses related to these balances.

Cash and Cash Equivalents

The Company classifies its highly liquid investments with maturities of three months or less at the date of purchase as cash equivalents. Management determines the appropriate classification of its investments at the time of purchase and reevaluates the designations of each investment as of the balance sheet date for each reporting period. The Company classifies its investments as either short-term or long-term based on each instrument’s underlying contractual maturity date. Investments with maturities of less than 12 months are classified as short-term and those with maturities greater than 12 months are classified as long-term. The cost of investments sold is based upon the specific identification method.

SPECIFICITY, INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable is recorded net of an allowance for doubtful accounts, if needed. The Company considers any changes to the financial condition of its financial institutions used and any other external market factors that could impact the collectability of its receivables in the determination of its allowance for doubtful accounts. The Company does not expect to have write-offs or adjustments to accounts receivable which could have a material adverse effect on its financial position, results of operations or cash flows as the portion which is deemed uncollectible is already taken into account when the revenue is recognized.

Revenue Recognition

The Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, codified as Accounting Standards Codification (“ASC”) 606 Revenue from Contracts with Customers, which provides a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. The Company adopted ASC 606 upon Inception.

The Company provides online marketing services. The Company’s revenue is generated on services priced at fixed rates. Revenue is recorded as services are performed which typically all occurs within a calendar month.

The Company determines if an arrangement is a lease at inception. This determination generally depends on whether the arrangement conveys to the Company the right to control the use of an explicitly or implicitly identified fixed asset for a period of time in exchange for consideration. Control of an underlying asset is conveyed to the Company if the Company obtains the rights to direct the use of and to obtain substantially all of the economic benefits from using the underlying asset. The Company has lease agreements which include lease and non-lease components, which the Company has elected to account for as a single lease component for all classes of underlying assets. Lease expense for variable lease components are recognized when the obligation is probable. Operating lease right of use (“ROU”) assets and lease liabilities are recognized at commencement date based on the present value of lease payments over the lease term. Operating lease payments are recognized as lease expense on a straight-line basis over the lease term. The Company primarily leases buildings (real estate) which are classified as operating leases. ASC 842 requires a lessee to discount its unpaid lease payments using the interest rate implicit in the lease or, if that rate cannot be readily determined, its incremental borrowing rate. As an implicit interest rate is not readily determinable in the Company’s leases, the incremental borrowing rate is used based on the information available at commencement date in determining the present value of lease payments.

The lease term for all of the Company’s leases includes the non-cancellable period of the lease plus any additional periods covered by either a Company option to extend (or not to terminate) the lease that the Company is reasonably certain to exercise, or an option to extend (or not to terminate) the lease controlled by the lessor. Options for lease renewals have been excluded from the lease term (and lease liability) for the majority of the Company’s leases as the reasonably certain threshold is not met.

Lease payments included in the measurement of the lease liability are comprised of fixed payments, variable payments that depend on index or rate, and amounts probable to be payable under the exercise of the Company option to purchase the underlying asset if reasonably certain.

SPECIFICITY, INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Variable lease payments not dependent on a rate or index associated with the Company’s leases are recognized when the event, activity, or circumstance in the lease agreement on which those payments are assessed as probable. Variable lease payments are presented as operating expenses in the Company’s statement of operations in the same line as expense arising from fixed lease payments. As of September 30, 2022, management determined that there were no variable lease costs.

Fair Value Measurements

The Company follows FASB ASC 820, Fair Value Measurements and Disclosures (“ASC 820”) to measure and disclosure the fair value of its financial instruments. ASC 820 establishes a framework for measuring fair value in U.S. GAAP and expands disclosures about fair value measurements and establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The three levels of fair value hierarchy defined by ASC 820 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally unobservable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amounts reported in the Company’s financial statements for cash, accounts receivable, prepaids and other current assets, accounts payable, etc approximate their fair value because of the immediate or short-term mature of these financial instruments.

SPECIFICITY, INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property and Equipment

Property and equipment is recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation of property and equipment is computed by the straight-line method (after taking into account their respective estimated residual values) over the assets estimated useful life of five (5) years. Upon sale or retirement of equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the statement of operations.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset or asset group to estimated undiscounted future cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset or asset group exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset or asset group exceeds the estimated fair value of the asset or asset group. Long-lived assets to be disposed of by sale are reported at the lower of their carrying amounts or their estimated fair values less costs to sell and are not depreciated. As of December 31, 2022 and 2021, there were no asset impairments.

Income Taxes

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date.

The Company’s income tax returns are based on calculations and assumptions that are subject to examination by the Internal Revenue Service and other tax authorities. In addition, the calculation of the Company’s tax liabilities involves dealing with uncertainties in the application of complex tax regulations. The Company recognizes liabilities for uncertain tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. While the Company believes it has appropriate support for the positions taken on its tax returns, the Company regularly assesses the potential outcomes of examinations by tax authorities in determining the adequacy of its provision for income taxes. The Company continually assesses the likelihood and amount of potential adjustments and adjusts the income tax provision, income taxes payable and deferred taxes in the period in which the facts that give rise to a revision become known. As of September 30, the Company does not believe any provisions are required in connection with uncertain tax positions as there are none.

SPECIFICITY, INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Per Share Information

Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the year. Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the year, increased by the potentially dilutive common shares that were outstanding during the year. As of December 31, 2022 and 2021, the Company does not have any dilutive shares.

Stock Based Compensation

The Company recognizes as compensation expense all share-based payment awards made to employees, directors, and consultants including grants of stock, stock options and warrants, based on estimated fair values. Fair value is generally determined based on the closing price of the Company’s common stock on the date of grant and is recognized over the service period.

New Accounting Pronouncements

In July 2018, the FASB issued ASU No. 2018-11, Leases (Topic 842): Targeted Improvements, which provided an alternative transition method when initially applying ASU 2016-02. Companies may elect to apply ASU 2016-02 at the beginning of the earliest period presented or recognize a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption. The ASU is effective for annual and interim periods beginning after December 15, 2021. Management expect the adoption of this standard to have a significant impact on the Company’s future financial statements due to the recognition of right of a right of use asset and liability in connection with the lease disclosed below.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date that amend the original text of ASC. The Company believes those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to the Company or (iv) are not expected to have a significant impact on the Company.

NOTE 3 – GOING CONCERN

As reflected in the accompanying financial statements, during the year ended December 31, 2022, the Company incurred a net loss of $4,344,532 and used cash of $2,036,911 in operating activities. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. We have evaluated the conditions or events that raise substantial doubt about the Company’s ability as a going concern within one year of issuance of the financial statements.

While the Company is continuing operations and generating revenues, the Company's cash position is not significant enough to support the Company's daily operations. To fund operations and reduce the working capital deficit, the Company has raised capital through the sale of common and preferred stock. While the Company believes in the viability of its strategy to generate revenues and in its ability to raise additional funds, there can be no assurances to that effect, nor can there be assurance that such funds will be at acceptable terms. See Note 7 9 for additional funds received during the year ended December 31, 2022 and subsequent. The ability of the Company to continue as a going concern is dependent upon our ability to further implement its business plan and generate revenues and cash flows. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

SPECIFICITY, INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 4 – FINANCIAL STATEMENT ELEMENTS

During 2020, the Company purchased software for which is to be used in operations with a $50,000 note payable. The software isn’t expected to be implemented until 2023 and thus no amortization was recorded at December 31, 2022. See Note 5 for discussion of the note payable terms.

Lease

The Company leases offices used for operations under a non-cancelable agreement which expires in June 2024. Rent expense for the years ended December 31, 2022 and 2021 was $43,527 and $22,750, respectively. On January 1, 2022, the Company recorded a right of use asset and liability of $104,665. The Company used an effective borrowing rate of 3% which is the annual increase per the lease agreement. The aggregate right of use payments and imputed interest under the lease agreement as of December 31, 2022 is as follows:

Years ending December 31,:

2023	43,908
2024	22,278
Imputed interest	(1,554)
Total	$64,632

NOTE 5 – ADVANCES AND NOTES PAYABLE

The Company entered into a $50,000 note payable in connection with the purchase of software, see Note 4. The note payable does not incur interest and required five monthly payments of $10,000. As of December 31, 2020, a balance of $30,000 remained for which were paid during 2021.

On January 13, 2021, the Company entered into a share purchase agreement with the Company’s Chief Executive Officer to acquire 80% of Pickpocket, Inc. (“Pickpocket”) for a purchase price of $1.0 million in the form of a promissory note. As of the date of acquisition, Pickpocket did not have any operations or significant assets. Upon acquisition, the Company expensed the $1.0 million as compensation to officer. The transaction was accounted for on a carry over basis as the Chief Executive Officer was the controlling shareholder in both entities. The promissory note incurs interest at a rate of 5% per annum. During the year ended December 31, 2021, the Company paid accrued interest of $50,000. As of December 31, 2022, no accrued interest was due.

During the year ended December 31, 2022, the Company’s chief executive officer and a member of management advanced the Company funds for operations. The advances do not incur interest and are due on demand. As of December 31, 2022, the balance due on the advances was $193,739. Subsequent to December 31, 2022, additional advances were $246,645.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

Litigation

The Company is not party to any pending or threatened litigation.

SPECIFICITY, INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 6 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

Significant Contracts

On January 1, 2021, the Company entered into an employment contract with its Chief Executive Officer for which the initial term of the agreement is for one year and reviews automatically annually. If the Chief Executive Officer is terminated without cause, then the remaining current contract year shall be paid. During the years ended December 31, 2022 and 2021, the Company paid either the Chief Executive Officer and/or entities affiliated with the Chief Executive Officer $181,078 and $217,568, respectively, which has been classified as officer compensation on the accompanying statements of operations.

See Notes 5 and 7 for additional payments to the related party.

NOTE 7 – STOCKHOLDERS’ EQUITY (DEFICIT)

Series A Preferred Stock

The Company is authorized to issue 1,000,000 shares of $0.001 par value Series A preferred stock (“Series A”). The holder of the Series A preferred stock is entitled to 80% of all voting rights available at the time of any vote. In the event of liquidation or dissolution of the Company, holders of Series A preferred stock are entitled to share ratably in all assets remaining after payment of liabilities and have no liquidation preferences. Holders of Series A preferred stock have a right to convert each share of Series A into five shares common stock. See below for discussion regarding issuance of Series A preferred stock.

Series B Preferred Stock

The Company was authorized to issue 260,000 shares of $0.001 par value Series B preferred stock (“Series B”). During September 2022, the Company increased the Series B preferred stock authorized shares to 560,000. The holder of the Series B preferred stock do not have voting rights. In the event of liquidation or dissolution of the Company, holders of Series B preferred stock are entitled to share ratably in all assets remaining after payment of liabilities and have no liquidation preferences. Holders of Series B preferred stock have a right to convert in the pro rata portion of exactly ten percent of the issued and outstanding common stock of the Company.

During 2020, the Company sold 260,000 shares of Series B preferred stock to various investors at $2.50 per share resulting in gross proceeds of $650,000. As of December 31, 2020, subscriptions receivable related to these were In 2021, the Company received the $400,000, which $200,000 was paid to an entity controlled by the Company’s Chief Executive Officer. The $200,000 has been classified as officer compensation on the accompanying statements of operations.

See below for an additional issuance in 2022.

Common Stock

The Company is authorized to issue 50,000,000 shares of $0.001 par value common stock. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

During the year ended December 31, 2022, the Company issued 443,143 shares of common stock to consultants for management guidance, market research, investor reports, capital raising services, etc. During the year ended December 31, 2022, the Company recorded $451,081 in stock-based compensation. The Company valued the shares based upon the recent sales of common stock. In connection with one of these issuances, the Company recorded a prepaid of $557,054 and is amortizing over the term of the agreement of one year. As of December 31, 2022, the prepaid was $235,375. In addition, this same agreement contains provisions for which additional shares would be issued. These provisions include 10% commission on all gross sales introduced by the consultant, 3% of an equity interest in the Company for introduction which results in a $5.0 million investment and an additional 3% equity interest for introduction which results in $15.0 million investment.

SPECIFICITY, INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 7 – STOCKHOLDERS’ EQUITY (DEFICIT) (CONTINUED)

During the year ended December 31, 2022, the Company issued 740,000 shares of common stock and 300,000 shares of Series B preferred stock to two employees for services rendered. One of the individuals is a significant shareholder and the sole shareholder of the Series B preferred stock. The Company recorded $1,810,000 as stock-based compensation, within general and administrative expense, in connection with the issuances, during the year ended December 31, 2022, respectively. The Company valued the shares based upon the recent sales of common stock.

During the year ended December 31, 2022 the Company sold shares of common stock to various investors at $1.50 per share resulting in gross proceeds of $1,265,615. Offering costs related to the sale of these shares amounted to $28,685 As of December 31, 2022, there were no subscriptions receivable related to these sales.

During the year ended December 31, 2021, the Company sold 984,701 shares of common stock to various investors at prices ranging from $0.50 to $1.50 per share resulting in gross proceeds of $1,412,050. Offering costs of $68,499 were offset against the gross proceeds. As of December 31, 2021, there was a subscription receivable of $1,500 related to these sales.

NOTE 8 – INCOME TAXES

The Company’s net deferred tax assets at December 31, 2022 and 2021 is approximately $1,205,000 and $643,000, respectively, which consists of net operating loss carry forwards. As of December 31, 2022 and 2021, the Company provided a 100% valuation allowance against the net deferred tax assets.

The Company is subject to tax in the United States (“U.S.”) and files tax returns in the U.S. Federal jurisdiction and state jurisdictions. The Company is subject to U.S. Federal, state and local income tax examinations by tax authorities for all periods starting in 2020. The Company currently is not under examination by any tax authorities.

NOTE 9 – SUBSEQUENT EVENTS

Management has evaluated subsequent events pursuant to the requirements of ASC Topic 855 and has determined that no material subsequent events exist other than those disclosed below.

See Note 7 for additional subsequent events.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. We will pay all such expenses.

Securities and Exchange Commission Registration Fee	$288
Audit Fees and Expenses	$21,600
Legal Fees and Expenses	$17,500
Transfer Agent and Registrar Fees and Expenses	$2,000
SEC Filings	$2,500
Miscellaneous Expenses	$4,000
Total	$47,888	*
* Estimate Only

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The officers and directors of the Company are indemnified as provided by the Nevada Revised Statutes. Unless specifically limited by a corporation’s Articles of Incorporation, Nevada law automatically provides directors with immunity from monetary liabilities. The Company’s Articles of Incorporation do not contain any such limiting language. Excepted from that immunity are:

a.	willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest;
b.	a violation of criminal law unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;
c.	a transaction from which the director derived an improper personal profit; and
d.	willful misconduct.

The Articles of Incorporation provide that the Company will indemnify its officers, directors, legal representatives, and persons serving at the request of the Company as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise to the fullest extent legally permissible under the laws of the State of Nevada against all expenses, liability and loss (including attorney’s fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by that person as a result of that connection to the Company. This right of indemnification under the Articles is a contract right, which may be enforced in any manner by such person and extends for such persons benefit to all actions undertaken on behalf of the Company.

RECENT SALES OF UNREGISTERED SECURITIES

Set forth below is information regarding the issuance and sales of securities without registration since inception. No such sales involved the use of an underwriter; no advertising or public solicitation was involved; the securities bear a restrictive legend; and no commissions were paid in connection with the sale of any securities.

Upon inception, exactly 7,010,000 shares of Common Stock as well as 1,000,000 shares of Series A Preferred stock were issued to Jason Wood, our founder pursuant to Section 4(a)(2) of the Securities Act.

Since inception, the Company issued 865,000 shares of common stock pursuant to Rule 506(b) of Regulation D of the Securities Act at a price of $1.50 per share.

Since inception the Company issued exactly 260,000 shares of Series B Preferred Stock pursuant to Section 4(a)(2) of the Securities Act.

These securities were issued in reliance upon the exemption contained in Section 4(2) of Securities Act of 1933.  These securities were issued to the founders of the Company and bear a restrictive legend. No written agreement was entered into regarding the sale of stock to the Company’s founders.

During the six months ended June 30, 2021, the Company sold 155,000 shares of common stock to various investors at prices ranging from $0.50 to $1.50 per share resulting in gross proceeds of $177,500. During the six months ended June 30, 2021, there were $22,500 and $200,000 in subscriptions receivable sold of common and preferred stock, respectively.

During the six months ended June 30, 2022, the Company issued 400,000 shares of common stock to two employees for services rendered. The Company recorded $600,000 as stock-based compensation, within general and administrative expense, in connection with the issuance. The Company valued the shares based upon the recent sales of common stock.

EXHIBITS

Exhibit Number	Description	Date Filed
3.1	Articles of Incorporation of Specificity	06/23/2021
3.2	Bylaws of Specificity	06/23/2021
3.3	Designation of Series A Preferred Stock	06/23/2021
3.4	Designation of Series B Preferred Stock	06/23/2021
3.5	Amended Designation of Series B Preferred Stock	07/19/2023
5.1	Opinion of Smith Eilers PLLC., re: the legality of the Shares being registered	02/05/2024
10.1	Pickpocket, Inc. Purchase Agreement	06/23/2021
10.2	Promissory Note issued to Jason Wood	06/23/2021
10.3	Strata Purchase Agreement between ClearThink Capital Partners LLC and Specificity Inc.	02/05/2024
10.4	Registration Rights Agreement between ClearThink Capital Partners LLC and Specificity Inc.	02/05/2024
23.1	Auditor Consent	*
23.2	Consent of Smith Eilers PLLC (included in Exhibit 5.1)	02/05/2024

*	Filed herein

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(a)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(c)	Include any additional or changed material information on the plan of distribution.

2.	To, for the purpose of determining any liability under the Securities Act, treat each post-effective amendment as a new Registration Statement relating to the securities offered herein, and to treat the offering of such securities at that time to be the initial bona fide offering thereof.

3.	To remove from registration, by means of a post-effective amendment, any of the securities being registered hereby that remain unsold at the termination of the offering.

4.	For determining liability of the undersigned Registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(c)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and,

(d)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our director, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our director, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our director, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

For the purposes of determining liability under the Securities Act for any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a Registration Statement relating to an offering, other than Registration Statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tampa, Florida on the 18th day of March 2024.

Specificity

By:	/s/ Jason Wood
Name:	Jason Wood
Title:	President, Chief Executive Officer, Principal Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer & Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jason Wood, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-1 of Specificity and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, grant unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Jason Wood	Director	03/13/2024
Jason Wood

/s/ Kevin Frisbie	Director	03/13/2024
Kevin Frisbie

/s/ William Anderson	Director	03/13/2024
William Anderson

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